As filed with the Securities and Exchange Commission on May 22, 2002
REGISTRATION NO. 333-______

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________________

FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________________________

SYS
(Name of small business issuer in its charter)

California	8711	95-2467354
(State or other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
Incorporation or Organization	Classification Code Number)

9620 Chesapeake Drive, Suite 201
San Diego, California 92123
(858) 715-5500
(Address and telephone number of principal executive offices and principal place of business)

Michael W. Fink, Chief Financial Officer
SYS
9620 Chesapeake Drive, Suite 201
San Diego, California 92123
(858) 715-5500
(Name, address and telephone number of agent for service)
__________________________________________________
Copies to:
Otto E. Sorensen, Esq.
Luce, Forward, Hamilton & Scripps LLP
600 West Broadway, Suite 2600
San Diego, CA 92101
(619) 236-1414
(619) 232-8311 (fax)
___________________________________________________

Approximate date of proposed sale to the public:
From time to time after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to rule 415 under the securities act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [  ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Shae(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Shares of common stock, no par value(2)	2,000,000	$1.35	$2,700,000	$248.40
Shares of common stock, no par value(3)	300,000	$1.35	$405,000	$37.26
Shares of Common stock, no par value(4)	200,000	$1.35	$270,000	$24.84
Total(5)	2,500,000	$1.35	$3,375,000	$310.50

(1)     Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-the-Counter Bulletin Board on May 22, 2002.

(2)     Represents 1,000,000 shares of common stock and an additional 1,000,000 shares of common stock issuable upon the conversion of outstanding convertible notes. Those shares of common stock and convertible notes were previously issued in a private offering.

(3)     Represents 300,000 shares issued in connection with the acquisition of substantially all of the assets of Shadow Research Associates on March 27, 2002.

(4)    Represents 200,000 shares issued in connection with the acquisition of all of the outstanding stock of Testmasters, Inc. on May 4, 2001.

(5)     Pursuant to Rules 416 and 457 under the Securities Act of 1933, additional shares as may be issuable pursuant to the anti-dilution provisions of the convertible notes are also being registered.

_________________________________________

    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS                                                                                          Subject To Completion, dated May __, 2002

The information in this prospectus is not complete and may be changed.

SYS

 2,500,000 Shares of
Common Stock

    This prospectus relates to the resale by selling shareholders of up to 2,500,000 shares of our common stock, 1,500,000 of which are currently outstanding, and which 1,000,000 are issuable upon the exercise of outstanding convertible notes, based on current market prices. The selling shareholders may sell common stock from time to time in the principal market on which our stock is traded at the prevailing market price or in negotiated transactions. Each selling shareholder is deemed an underwriter of the shares of common stock they are offering. We will pay the expenses of registering these shares.

    You should read this document and any prospectus supplement carefully before you invest.

    Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the Over-the-Counter Bulletin Board under the symbol "SYYS.OB." The last reported sales price per share of our common stock, as reported by the Over-the-Counter Bulletin Board on May 22, 2002, was $1.35.

_____________________________________

Investing in our common stock involves significant risks.
See "Risk Factors" beginning on page 4.
_____________________________________

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS IS INCLUDED IN THE REGISTRATION STATEMENT THAT WAS FILED BY SYS WITH THE SECURITIES AND EXCHANGE COMMISSION. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

The date of this prospectus is May __, 2002.

Page i

PROSPECTUS SUMMARY

    The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in our securities. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements.
Our Company

    SYS is a professional services company that offers engineering, management and information technology consulting services and solutions. The Company currently provides technical professional services to multiple U.S. government agencies, state governments and private organizations in the management, information technologies, engineering, insurance, accounting, healthcare, medical, energy, banking and communications industries. We have ongoing contracts with the U.S. Navy and the General Services Administration.

    The Company was formed in 1966 as Systems Associates, Inc. and became a public corporation in 1968. It subsequently changed its name to Systems Associates, Inc. of California and then to SYS in 1985. In 2001, the Company acquired Testmasters, Inc., which now operates as a wholly owned subsidiary of the Company. Our corporate headquarters are in San Diego, California, and we maintain regional offices in Arlington and Chesapeake, Virginia, Golden, Colorado and Oxnard, California. Through our regional offices we are able to provide our customers with localized teams to respond to their needs.

    Over the next few years, we intend to implement a "roll-up" strategy through the acquisition of other small government services companies. Although no acquisition candidates have been identified, we expect that, in order to meet our growth objectives, we may need to raise additional capital, through a combination of additional future debt and equity offerings.

The Offering

Common stock offered by selling shareholders	2,500,000 shares, assuming full conversion of outstanding
(including shares underlying convertible	convertible notes. This number represents 50% of our current
notes)	outstanding stock.(1)
Common stock to be outstanding after the offering	5,894,010 shares
assuming conversion of all of the convertible notes
Proceeds to Company	We will not receive proceeds from the resale of shares by the selling shareholders. However, we will receive a reduction of long-term indebtedness to the extent that convertible notes are converted subsequent to the effectiveness of the registration statement of which this prospectus is a part.
Over-the-Counter Bulletin Board Symbol	SYYS.OB

(1)     Based on 4,894,010 shares of common stock outstanding as of March 30, 2002, which excludes: (i) up to 1,390,345 shares of common stock issuable upon exercise of employee stock options, (ii) 250,000 warrants to purchase common stock at a price of one dollar ($1.00) per share and (iii) up to 110,000 shares of common stock issuable upon conversion of the remaining outstanding Preferred Stock $0.50 Par Value of the Company.

NOTICE ABOUT FORWARD-LOOKING STATEMENTS

To the extent that the information presented in this prospectus discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as "intends," "anticipates," "believes," "estimates," "projects," "forecasts," "expects," "plans" and "proposes." Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of this prospectus. These cautionary statements identify important factors that could cause actual results to differ materially from those described in the forward-looking statements. When considering forward-looking statements in this prospectus, you should keep in mind the cautionary statements in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections, and other sections of this prospectus.

RISK FACTORS

    This investment involves a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks are realized, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Related To Our Business:

Any inability to adequately retain or protect our employees, customer relationships and proprietary technology could harm our ability to compete.

    Our future success and ability to compete depends in part upon our employees, customer relationships, proprietary technology and trademarks, which we attempt to protect with a combination of patent, copyright, trademark and trade secret claims, as well as with our confidentiality procedures and contractual provisions. These legal protections afford only limited protection and are time-consuming and expensive to obtain and/or maintain. Further, despite our efforts, we may be unable to prevent third parties from soliciting our employees or customers or infringing upon or misappropriating our intellectual property.

    Our employees, customer relationships and intellectual property may not be adequate to provide us with a competitive advantage or to prevent competitors from entering the markets for our products and services. Additionally, our competitors could independently develop non-infringing technologies that are competitive with, and equivalent or superior to, our technology. Monitoring infringement and/or misappropriation of intellectual property can be difficult, and there is no guarantee that we would detect any infringement or misappropriation of our proprietary rights. Even if we do detect infringement or misappropriation of our proprietary rights, litigation to enforce these rights could cause us to divert financial and other resources away from our business operations.

We depend upon a single customer for most of our revenues, and a decrease in their demand for our services might harm our operating results.

    A substantial part of our business at the present time is with the U.S. Navy. Even though the level of business with this customer is growing and we have negotiated multiple-year contracts, there is no certainty that budget changes in Congress or the Department of Defense ("DoD") will not seriously affect us.

Most of our customers are government agencies subject to unique political and budgetary constraints and have special contracting requirements that may affect our ability to obtain new government customers.

    Most of our customers are government agencies, principally DoD agencies. These agencies often do not set their own budgets and therefore have little control over the amount of money they can spend. In addition, these agencies experience political pressure that may dictate the manner in which they spend money. Due to political and budgetary processes and other scheduling delays that frequently occur in the contract or bidding process, some government agency orders may be canceled or substantially delayed, and the receipt of revenues or payments may be substantially delayed.

    In addition, future sales to government agencies will depend on our ability to meet government contracting requirements, certain of which may be onerous or impossible to meet, resulting in our inability to obtain a particular contract. Common requirements in government contracts include bonding requirements, provisions permitting the purchasing agency to modify or terminate at will the contract without penalty and provisions permitting the agency to perform investigations or audits of our business practices.

The departure of certain key personnel could harm the financial condition of the Company.

    W. Gerald Newmin, Clifton L. Cooke, Jr., Michael Fink, Charles Vandeveer, Linda Gagnon, Ken Regan, Gary Fitzhugh and Larry Cooke are intimately involved in their functions and have day to day relationships with critical customers. SYS is not able to afford additional staff to supplement these key personnel. Competition for highly skilled business, product development, technical and other personnel is intense, and there can be no assurance that we will be successful in recruiting new personnel or in retaining our existing personnel. A failure on our part to retain the services of these key personnel could have a material adverse effect on our operating results and financial condition. We do not maintain key man life insurance on any of our employees.

We face numerous competitors.

    We have many competitors, with comparable characteristics and capabilities, that compete for the same group of customers. Our competitors are competent and experienced and are continuously working to take projects away from us. Some of our competitors have greater financial, technical, marketing and other resources than we do. Our ability to compete effectively may be adversely affected by the ability of these competitors to devote greater resources to the sales and marketing of their products and services than are available to us.

There are risks associated with our planned growth.

    We plan to grow the Company's revenues and profits by adding to our existing customer base through internal growth and by the acquisition of other government services companies.  Over the past two years we have hired senior management personnel capable of establishing new business units within the Company.  The San Diego Operations Group was established during FY 2001 and has grown steadily since inception.  The East Coast Operations Group was established during FY 2002 and has also grown steadily since inception.  Both of these programs were started with no assurance that they would develop into successful business units.  The rapid expansion through internal growth has required additional capital resources.  The San Diego Operations Group is now profitable; while the East Coast Operations Group is not yet profitable, management believes that it is on a path to become profitable within the next 90 days.  We plan to continue this approach to building our government services business.  There can be no assurance that this approach will result in increased profitabiity in the future.

    Management believes that it can grow through the acquisition of other government services companies as part of a "roll-up" strategy.  The acquisition of other companies is uncertain and contains a variety of business risks, including:  cultural differences, the retention of key personnel, competition, protection of intellectual property, profitability industry changes and others.

    We made two acquisitions over the past year.  Testmasters, Inc. and Shadow Research International, Inc.   The downsizing of the Information Technology industry has had an adverse impact upon Testmasters and its traditional business revenue is lower than expected.  As a result, Testmasters has refocused its effort in the area of Information Assurance and Internet Security.  Testmasters has invested heavily in this new business area and has yet to receive revenue from these investments.  Through the date of this prospectus, Testmasters has generated net operating losses.  However, we expect Testmasters to be at break even by the start of the next fiscal year and profitable in the next fiscal year.  Shadow Research International is profitable, but has no long-term contracts.  In order for Shadow Research International to remain profitable, new contracts will have to be won in the next 6 months.  There is no assurance that these companies, or any future acquisitions will contribute to the Company's earnings in the future.

    Although we have not identified any acquisition candidates, we intend to attempt to expand our operations through the acquisition of other small government services companies. Acquisitions and attempted acquisitions may place a strain on our limited personnel, financial and other resources. Our ability to manage this growth, should it occur, will require expansion of our capabilities and personnel. We may not be able to find qualified personnel to fill additional positions or be able to successfully manage a larger organization.

    We have very limited assets upon which to rely for adjusting to business variations and for growing new businesses. While we are likely to look for new funding to assist in the acquisition of other profitable businesses, it is uncertain whether such funds will be available. Our substantial reliance on our revolving line of credit with Comerica Bank - California imposes certain limitations on us. If we are to grow and expand our operations, we will need to raise significant amounts of additional capital. There can be no assurance that we will be successful in raising a sufficient amount of additional capital, or if we are successful, that we will be able to raise capital on reasonable terms. If we do raise additional capital, our existing shareholders may incur substantial and immediate dilution.

There are risks associated with forward-looking statements made by us and actual results may differ.

    Some of the information in this prospectus and the registration statement of which it is a part contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," "intend" and "continue," or similar words. You should read statements that contain these words carefully because they:

    -- discuss our future expectations;
    -- contain projections of our future results of operations or of our financial condition; and
    -- state other "forward-looking" information.

    We believe it is important to communicate our expectations. However, there will be events in the future that we are not able to accurately predict, or over which we have little or no control. The risk factors listed in this section, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. You should be aware that the occurrence of the events described in these risk factors could have an adverse effect on our business, results of operations and financial condition.

Risks Relating To Our Current Financing Agreements:

There are a large number of shares underlying our convertible notes that may be available for future sale, and the sale of these shares may depress the market price of our common stock.

    As of March 30, 2002, we had 4,894,010 shares of common stock issued and outstanding, convertible promissory notes outstanding that may be converted into 1,000,000 shares of common stock, outstanding options to purchase 1,390,345 shares of common stock, outstanding Preferred Stock $0.50 Par Value convertible into 110,000 shares of common stock and 250,000 warrants to purchase common stock at a price of one dollar per share. The sale of shares issued upon any conversion of our outstanding Preferred Stock or convertible notes or the exercise of outstanding options or warrants could adversely affect the market price of our common stock.

Risks Relating To Our Common Stock:

There is a limited market for our common stock.

    Our common stock is traded in the Over-the-Counter Bulletin Board market, and this may cause delays in the timing of transactions and reductions in the number and quality of securities analysts' reporting on us and the extent of our coverage in the media. Trading in our common stock has been sporadic, and at present, there is a limited market for it. There can be no assurance that a stronger market will develop. Even if such a market does develop, it may not be sustained.

Future sales of our common stock by existing shareholders under Rule 144 could decrease the trading price of our common stock.

    As of March 30, 2002, a total of 2,422,914 shares of our outstanding common stock were "restricted securities" and could be sold in the public markets only in compliance with Rule 144 adopted under the Securities Act of 1933 or other applicable exemptions from registration. Rule 144 provides that a person holding restricted securities for a period of one year may thereafter sell, in brokerage transactions, an amount not exceeding in any three-month period the greater of either (i) 1% of the issuer's outstanding common stock or (ii) the average weekly trading volume in the securities during a period of four calendar weeks immediately preceding the sale. Persons who are not affiliated with the issuer and who have held their restricted securities for at least two years are not subject to the volume limitation. Possible or actual sales of our common stock by present shareholders under Rule 144 could have a depressive effect on the price of our common stock.

Our directors and executive officers beneficially own approximately 46% of our stock; their interests could conflict with yours; significant sales of stock held by them could have a negative effect on our stock price; shareholders may be unable to exercise control.

    As of March 30, 2002, our executive officers, directors and affiliated persons were the beneficial owners of approximately 46% of our common stock. As a result, our executive officers, directors and affiliated persons will have significant ability to:

    -- elect or defeat the election of our directors;
    -- amend or prevent amendment of our articles of incorporation or bylaws;
    -- effect or prevent a merger, sale of assets or other corporate transaction; and
    -- control the outcome of any other matter submitted to the shareholders for vote.

    As a result of their ownership and positions, our directors and executive officers, collectively, are able to significantly influence all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. In addition, sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. Management's stock ownership may discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our shareholders from realizing a premium over our stock price.

Our common stock is subject to "penny stock" rules.

    Our common stock is classified as a penny stock by the Securities and Exchange Commission. This classification severely and adversely affects the market liquidity for our common stock. The Commission has adopted Rule 15g-9, which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must (i) obtain financial information and investment experience objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form, sets forth (i) the basis on which the broker or dealer made the suitability determination and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stocks in public offerings and secondary trading and about the commissions payable to the broker-dealer and registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

RECENT FINANCINGS

    During a period from October, 2001through January, 2002, we sold 40 Units to the selling shareholders, pursuant to subscription agreements. Each Unit consisted of (i) 25,000 shares of the Company's common stock at a price of one dollar ($1.00) per share and (ii) a $25,000 10% unsecured convertible note, which is convertible into 25,000 shares of common stock. To date, no note has been converted. The note bears interest at 10% and is convertible into our common stock at $1.00 a share. The unconverted portion of the note is due and payable three years from the date of issuance, unless extended to a forty-eight month term at the option of the holder.

USE OF PROCEEDS

    This prospectus relates to 2,500,000 shares of our common stock which may be sold from time to time by the selling shareholders. We will not receive any part of the proceeds of the sale of common stock by the selling shareholders. We will receive approximately $1,000,000 of relief from indebtedness if the selling shareholders convert the convertible notes into common stock.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

    Our common stock is traded in the Over-the-Counter Bulletin Board market under the symbol "SYYS.OB." The Over-the-Counter Bulletin Board is sponsored by the National Association of Securities Dealers (NASD) and is a network of security dealers who buy and sell stocks.

    The following table sets forth the high and low bid prices per share of our common stock during our three most recent fiscal years. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

                                                                                                                                               Low                                     High

2000
First Quarter	$0.42	$0.61
Second Quarter	0.44	0.60
Third Quarter	0.77	1.58
Fourth Quarter	0.69	1.23
2001
First Quarter	$0.51	$0.98
Second Quarter	0.54	0.84
Third Quarter	0.79	1.18
Fourth Quarter	0.81	1.27
2002
First Quarter	$1.25	$1.27
Second Quarter	1.40	1.10
Third Quarter	1.22	1.40

    As of March 30, 2002, our common stock shares were held by 534 shareholders of record, including those holders of record through depository accounts. The transfer agent of our common stock is Mellon Investor Services, 400 South Hope Street, 4th Floor, Los Angeles, CA 90071.

DIVIDEND POLICY

    Our board of directors determines any payment of dividends. We have never declared or paid cash dividends on our common stock. We do not expect to authorize the payment of cash dividends on our shares of common stock in the foreseeable future. Any future decision with respect to dividends will depend on future earnings, operations, capital requirements and availability, restrictions in future financing agreements and other business and financial considerations.

    Cumulative dividends on our Series B 9% Cumulative Convertible Callable Nonvoting Preference Stock are payable at the annual rate of 9%. Currently, 69,781 shares of this preference stock remain outstanding. Cash dividends paid on the preference stock totaled $6,280 and $15,691 in 2001 and 2000, respectively, which in 2000 included dividends in arrears totaling $9,429.

    The company is exercising its rights to convert the Company's preferred stock.  All preferred stock shareholders have been notified that they may receive cash in the amount equal to 100% of the par value ($0.50) of each share of preferred stock in redemption of each share or one share of the Company's common stock (no par value) for two shares of preferred stock plus accrued dividends through May 15, 2002.

BUSINESS

Overview

    We provide engineering, management and technical services to public and private sector customers. SYS was formed and incorporated in the State of California in 1966 as Systems Associates, Inc. It became a public corporation in 1968 and engaged in systems analysis, systems engineering, computer services and software for government and industry. In addition to providing these services, we conducted other business activities in computer network operations and software applications, water resources development and management, and in engineering services for sanitary waste development and construction management, which we subsequently sold in 1975 to other companies. We changed our name to Systems Associates, Inc. of California on December 4, 1979, and, as of March 18, 1985, it was changed to SYS. Our corporate offices were moved to San Diego, California in February 19, 1984, from Long Beach, California. On May 4, 2001, we purchased all of the stock of Testmasters, Inc., which is now our wholly owned subsidiary.  On March 27, 2002, we purchased all of the stock of Shadow Research International, Inc. which is now our wholly owned subsidiary.

    We currently provide engineering, management and technical consulting services to various agencies of the U.S. government and private industry, as a prime contractor and subcontractor. The specific services provided are primarily in the fields of:

Systems Engineering	Management and Analysis Consulting
Naval Architecture and Marine Engineering	Software Development & Testing
Program Management	Information Management Systems
Environmental Engineering	Logistics Analysis and Engineering
Electronic Record Management	Cost Analysis and Forecasting
Information Operations	Theater Assessment Profiling
Effects Based Planning	Total Ownership Cost

    We acquired Testmasters, Inc. in May 2001. Testmasters specializes in establishing and deploying effective software testing methodologies and disciplines. Testmasters' testing and quality assurance focus is to provide their clients with early warnings of issues or processes that will inhibit the success of a project through evaluating potential risks and deriving meaningful solutions. Testmasters' services have included the following: independent verification and validation test planning; test procedures development; test life cycle development and practices assessment (policies and procedures); creation of test permutation definitions and scripts; test execution and test management; test tool selection and integration; and testing and quality assurance training. Testmasters accounted for about 3% of the Company's consolidated revenue in the first six months of fiscal year 2002.

    Testmasters serves medium to large businesses that require testing of complex systems essential to success. These businesses have mission-critical applications that are event-driven, spanning multiple processing cycles and accommodating numerous cross-impacts due to interfacing applications and varying software/hardware platforms. Testmasters' experience covers many industries, including the financial, insurance, entertainment, electric power deregulation, and software development industries and county, state and federal government. Some current and past clients include the following: Bank of America, California Federal Bank, Sanwa Bank, Ameriquest Mortgage, Sony Pictures Entertainment, California Power Exchange and Thomson Corporation.

    There have been no material reclassifications, mergers, consolidations or purchase or sale of a significant amount of assets not in the ordinary course of business except for the purchase of Shadow Research International, Inc. for 300,000 shares of common stock on March 27, 2002.  Shadow Research International, Inc. is in the same business as SYS.

Industry Background

    The growth of professional services companies over the past decade has been dramatic, services industries in America now account for more than 60% of the nation's economy. The most recent U.S. Economic Census data shows a 57% growth in Engineering and Management Services over the past 5 years, resulting in over $300 billion in revenue in the past year for these industries.

    This growth has been influenced by several market factors. Industry and the Government alike have seen the benefit of reducing infrastructure and cost by outsourcing specialized management functions such as corporate human resources, public affairs, and payroll services. This trend has led to the development of many small businesses with specialized capabilities in providing management services. Competition among these businesses is strong with relationships and cost providing significant discriminators between competitors.

    Engineering services providers have also experienced growth for similar reasons. Equipment manufacturers have, in many cases, reduced their engineering staffs in order to cut cost and utilize the services of engineering subcontractors to perform functions that were normally performed in-house. These services include product test and evaluation, post-sale services, and equipment logistics support. In the Government sector, prime contractors are also required to meet Government-mandated programs to provide opportunities to certain classes of disadvantaged or under-represented businesses. These mandates come in the form of required percentages of effort under major prime contracts and afford small and disadvantaged businesses the opportunity to provide engineering services in areas that were previously closed to them. These programs will significantly increase the number of companies providing engineering services under Government contracts in the foreseeable future.

Our Services

    SYS provides professional services in the following three areas:

    Contract Engineering and Management Support Services

    The U.S. Government uses multi-year contracts to receive engineering and information technology services on a task basis. These contracts provide SYS with the security of long-term contracts and a mechanism for offering services. Historically, most of our business has been obtained and performed through this channel. In the area of contract services, SYS is a provider of engineering, management and information technology consulting services and solutions. We have built strong working relationships with Government clients and with many Government contractors to support the U.S. Navy, as well as other Government customers. SYS utilizes its facilities in Virginia and California to support these contract activities.

    SYS professional services functional capabilities include the following: planning, analysis, design, development, testing, integration, implementation and management of information systems. These information technology capabilities relate directly to designing and providing fixed and portable workstations; moveable video teleconferencing; file share services; application server connectivity; data warehousing; legacy systems support; network operations display; military personnel core competency support; external network interface design; information technology/management retraining; and satellite terminal support.

    SYS enjoys a well-established presence with the U.S. Navy. The Company began serving customers on site and from its Oxnard facility 15 years ago. Navy customers include Naval Sea Systems Command ("NAVSEA"), Naval Air Warfare Center ("NAWC"), Construction Battalion ("Seabee") Center and Naval Facilities Command. Although SYS initially provided shipboard electro-mechanical equipment development, testing, maintenance and documentation, progress has been significant in providing management services and engineering support for command and control, weapon and combat systems, as well as environmental compliance consulting and financial management services.

    For 16 years, we have been the successive incumbent of an annual two million dollar contract, reflecting five competitive successful contract awards. Under the terms of the contract, we dispatch engineers and technicians to U.S. Navy ships to provide engineering and technical solutions for Underway Replenishment equipment problems. These engineering and technical services are provided to the Naval Surface Warfare Center in Port Hueneme, California, in support of the U.S. Navy fleet.

    We also provide management and engineering consulting services to the upper management level of the Naval Surface Warfare Center. Services include strategic planning, team building, organization design, public relations, engineering project management, information systems, business modeling, quality assurance, human resource policy, equal employment opportunity counseling and many other management and policy level functions. This contract has been awarded to us for more than eight years.

    SYS provides naval architecture and marine engineering services to the Naval Surface Warfare Center at Port Hueneme, California. This work involves engineering studies, design development, integrated logistics support, configuration management and technical documentation development. All of the above services have been in support of the U.S. Navy fleet.

    We provide support to the Naval Air Warfare Center in Point Mugu, California, in an environmental engineering effort. This effort involves environmental analysis to ensure compliance with federal and California environmental laws. We have worked for NAWC on this project for over ten years.

    One of our key efforts is the technical support provided to the Battle Force Tactical Training ("BFTT") program for NAVSEA, in Washington, D.C. Specifically, SYS provides safety research, personnel research, design and development of risk management plans and procedures to meet program developmental milestones. This effort involves failure mode analysis, fault tree analyses, system hazard analyses and other safety related studies required to support development of identified safety hazard mitigation plans and procedures.

    SYS personnel have experience in a variety of command, control, communications, computers, intelligence and surveillance systems. This experience supports current tasking in systems engineering and requirements analysis, information systems architecture, design and evaluation and information assurance and network security. SYS recently won a multi-year prime contract with the Department of the Navy, Space and Naval Warfare Systems Command ("SPAWAR") Systems Center San Diego, to provide intelligence, surveillance and reconnaissance support for highly classified programs.

    These contracts provide a base upon which SYS has been able to build additional product and service offerings to current clients, as well as a new set of clients in the private sector.

    Outsourcing Services

    SYS provides assistance by fulfilling the requirements of an entire function for a customer. For example, we provide public relations services to the Naval Air Warfare Center at Port Hueneme. The SYS team operates at a lower cost and with a higher level of expertise than could be attained within the civil service ranks. The Company's primary role is to act as an interface between the Naval facility and the surrounding community. We currently arrange and conduct community briefings, respond to questions, provide an informational newsletter and inform the base command with regard to public concerns. SYS developed and continues to maintain a web site for community access.

    SYS has also taken on this role in the area of electronic records management ("ERM") and facilities management. Our ERM technicians use high-speed production equipment and software to index and store data in a readily accessible form for transfer and distribution through stand-alone computer systems, internal Local Area Network communication systems and over the Internet. ERM services include microfiche and microfilm conversion, systems design and support consultation, workflow management, computer output to laser disk, document imaging, and Internet delivery of records.

    System Assurance Solutions

    The newest endeavors of SYS move us from traditional contract services to a total solution approach that stresses risk mitigation and involves consulting, information services and products. In the typical contract services area, SYS will usually be tasked to solve a specific problem in an overall system life cycle. For example, SYS may be tasked to help define system performance specifications based on government requirements, but not actually to design and build the system. Often, the customer is more concerned with the people and an understanding of their processes rather than a turnkey total system solution.

    As a result of extensive contract experience in system analysis, requirements definition and system operations, SYS seeks to develop a new solution for both military command and control and commercial management decision support. This system assurance solution approach utilizes information technology, artificial intelligence logic and advanced visualization techniques. The objective is to leverage both our experience and the customer's subject matter expertise to make more effective decisions. This design process also requires knowledge of system development, performance and operation risks and the insight to provide risk mitigation and certification for the operational system.

    One of the lines of tailored knowledge management tools developed by SYS is known as TopVu. These decision support and complex program visualization tools provide integrated solutions for the operational users and are the basis for a number of military and private sector efforts. These tools create the capability to provide to the customer a comprehensive system assurance solution. The SYS consultative marketing process involves working with the customer to define the customer's key issues, formulating a "top down" solution concept and designing and implementing a decision support process that both mitigates decision risks and enhances the decision process. This approach yields quantitative assessments and can be tailored to the decision-maker's visualization preferences.

    Applications to date include support for program planning, information technology services and decision-support tools including effects-based planning, knowledge management systems, total ownership cost, life cycle cost, cost as an independent variable, modeling and simulation, readiness assessment and human-computer interface design/evaluation. The SYS TopVu data fusion visualization tool is now used by the Department of Defense Joint Command to present progress and results of major military war games and operations. It is also deployed internally to depict SYS corporate status in terms of its established goals and progress towards these goals.

    To support the system assurance efforts, SYS now provides quality assurance, product certification and test process products and services oriented around providing a total customer solution. The Test Management System ("TMS") provides a test support climate that fosters structured testing disciplines. The Test Control System component of TMS provides links to requirements, functions, systems and personnel facilitating ongoing utilization of repeatable processes.

    Quality Testing Methodology ("QTM") is the embodiment of the Company's extensive experience in the field of software testing. QTM assists companies in meeting and exceeding their targets in the application of sound testing practices and the development of high quality software. Organizations are not static. People move from job to job. If the testing job is performed differently for each project or assignment, the knowledge gained on one assignment is not transferable to the next. Time is then lost on each assignment redefining the process. However, if the processes and tools are consistent throughout the organization, testers can spend their time testing, not continually redefining the process.

    Testing is not a singular event. It is iterative in nature. Once a test case has been defined, it should be reusable until the application is changed. On an ongoing basis test data is added to reflect maintenance and enhancements, and existing tests can be rerun to ensure that changes have not affected working functionality.

    SYS offers products to facilitate building and sustaining structured testing. The formal SYS testing methodology supports establishing a continuous quality improvement process; requirements and design testing; test planning, preparation and execution for dynamic testing; and support processes, such as change management, problem management and test environments. The SYS test management tools automate key processes in test definition, test execution, test tracking and problem management. Test automation facilitates the deployment of automated test tools. All tools and methods are highly customizable to best fit the customer's needs.

Our Strategy

    Our goal is to effect growth in profitability and sales, while maintaining small company flexibility and responsiveness. Key elements of our strategy include the following:

    Maneuver Control. Small companies provide the backbone for most professional services in the U.S. market due to their intense focus on timely-responsiveness to customer requirements. Small companies can make decisions rapidly and with knowledgeable insight because they are working with the customer on a day-to-day basis. There is no higher-level corporate involvement because the team is the company.

    This is not often the case with larger corporations. As higher echelons of a larger corporate entity become involved in solving a local problem, customer support lags because involved personnel have to explain the situation to the removed decision maker and the decision is actually made by someone not close to the customer. General Al Gray, former Commandant of the U.S. Marine Corps, refers to maneuver control as the process of letting the commander in the field make the decisions that are best for him to make. Thus, SYS intends to grow in a scalable fashion by maintaining small teams capable of maneuver control. This, of course, requires training and insuring that the team has the experience and insight to make these decisions.

    Customer Focus Through Practical Knowledge. SYS has come to be regarded as a management partner by the leadership of several U.S. Navy commands such as the NAVSEA weapon engineering activity, NAVSEA headquarters, Space and Naval Warfare Systems Command (SPAWAR) and Office of Naval Research. SYS is called upon to meet a broad range of challenges vital to today's heavily pressured Naval community - from the political to the prosaic to the strategic. To this end, SYS has developed a technically astute workforce that includes "second career" Navy civil service managers and engineers who are directly knowledgeable and conversant with customer needs and are comfortable working in the Navy culture. Former Navy officers and private sector functional experts augment this employee group. This "family" connection has created a smooth working interface and an intrinsic understanding of client requirements leading to a wide variety of demonstrated technical capabilities, careful adherence to Navy and Department of Defense policies and regulations resulting in consistently professional end products within costs and with a history of timely responsiveness.

    Employee Focus. As with most companies, SYS employees are its most valuable assets. SYS affects this attitude by seeking to provide superior benefits in terms of compensation, retirement, health benefits and stock option plans, as well as training in management, technology and process improvement. Success with this strategy is demonstrated by the very low SYS employee turnover, which enhances customer satisfaction and confidence and the Company's competitive edge.

    One Step Marketing Approach. SYS intends for its next level of growth to focus upon selling its range of capabilities to current and new customers. In addition, we plan to develop new capabilities through product licensing and process development to provide additional capabilities to the current client base. Thus, SYS funded research and development will be limited and targeted to applying licensed technology to meet customer application requirements and to the development of processes that enhance SYS capability and reduce costs for supporting customers.

    Solution Focus. In order to increase rate of return on revenue, SYS will focus upon providing solutions through system assurance and outsourcing. Although contract services will continue to grow to provide an ongoing revenue base to support all activities throughout the organization, the value-added system assurance and outsourcing functions will generate higher rates of return on sales because SYS can earn higher fees for these solution-based services.

    Government Services "Roll-up." Although no acquisition candidates have been identified, SYS intends to acquire additional skills and services through the acquisition of small government services entities. We intend to pursue this strategy by applying our other strategies to the acquisition targets. Specifically, we intend to maintain the corporate entrepreneurial spirit by focusing on autonomous teams and selling to current customers or customers obtained through acquisition, and we intend to reward employees for joint success. We will continue to seek to provide total solutions to satisfy client needs.

Products And Services

    We provide engineering, management and technical consulting services to various agencies of the U.S. government and private industry, as a prime contractor and subcontractor. Our specific services are primarily in the following fields:

Systems Engineering	Management and Analysis Consulting
Naval Architecture and Marine Engineering	Software Development & Testing
Program Management	Information Management Systems
Environmental Engineering	Logistics Analysis and Engineering
Electronic Record Management	Cost Analysis and Forecasting
Information Operations	Theater Assessment Profiling
Effects Based Planning	Total Ownership Cost

Customers

    The majority of our revenues have been derived from contracts with the U.S. government, principally agencies of the Department of Defense. Nearly all of these revenues were from contracts with the U.S. Navy. SYS is currently developing its base of private sector clients, while maintaining the larger contracts it receives from the federal government.

Sales And Marketing

    The Company markets its services direct to governmental agencies through its divisional offices. Each office responds to the needs of customers and looks for new business opportunities which match the Company's technical skills and competency. The Company often teams, either as a prime or subcontractor, with other companies when bidding on government contracts.

Distribution

    We use multiple distribution channels to market our products and services including:

    -- our website;
    -- direct outbound sales efforts;
    -- competitive bidding; and
    -- strategic teaming arrangements

Competitors

    Nearly all of our business is awarded through competitive procurements. The engineering and management services industry consists of hundreds of companies with which SYS competes and who can provide the same type of services. Many of our competitors are larger and have greater financial resources than we do. We obtain much of our business on the basis of proposals to new and existing customers. Competition usually centers on successful past performance, technical capability, management, personnel experience and price.

    SYS has many competitors who contend for the same customers. They are competent, experienced and continuously working to take work and projects away from SYS. These competitors range in size from one million dollars in annual revenue to six billion dollars in annual revenue. In general, these competitors operate in different domains than SYS. Most of the Company's business is long term and continuous. We have achieved a level of trust with each client that is comfortable, but not secure. We recognize that the SYS niche areas are desirable to other professional service firms, and we continuously seek to improve within these niches rather than expanding hastily to new areas.

    Competition is intense in Department of Defense ("DoD") contracting. Typically, work is contracted to experienced incumbents who have existing business relationships with the contracting organization. Breaking into new markets is difficult and time consuming. Though competitors have a difficult time competing in those areas where the Company is entrenched, the Company has also experienced difficulties breaking into new DoD markets, where competitors are entrenched. In DoD contracting, there is a blurred line between competitors and allies. Often companies are in competition in bidding for one contract, while they are cooperating team members in winning another. Generally, the Company faces competition from three categories of competitors:

    Large DoD Contractors. Large DoD contractors, such as Lockheed-Martin, Anteon, Tracor, Raytheon and others, represent serious competition to the Company in areas of systems engineering and in-service engineering. GTE and others compete in information systems and communications. Large accounting and management consulting firms compete with us for management consulting, strategic planning and information technology work. These companies also team with smaller companies. Companies in this category include Booz, Allen & Hamilton, PricewaterhouseCoopers, Deloitte-Touche and KPMG Peat-Marwick. These large companies can rely upon considerable monetary and labor resources to win government contracts. They are broadly focused in the types of work they will seek to obtain and are often teamed with small businesses and minority-owned businesses in subcontract arrangements.

    Small Business DoD Contractors. Small business DoD contractors, like SYS, are generally more focused in their contracting strategies. They have less clout and fewer resources unless teamed with larger competitors. Our competitors in this category include CRC, Bradson, Columbia Research, Anadek, Aegir Systems and Systems Integration and Research Inc. According to DoD policy, a certain portion of DoD work is set aside for small businesses, creating an environment of fierce competition among these companies for the allocated work.

    Minority-Owned DoD Contractors. The government, according to policy, also sets aside certain contracts for companies owned by members of statutorily identified disadvantaged groups. Because SYS is not minority-owned, it cannot compete in this arena, except as a subcontractor to minority-owned businesses, such as Reneé Mack, Inc. Minority-owned companies, however, are free to compete with us for standard small business set aside contracts. Minority-owned small business competitors include Santa Barbara Applied Research and SA-TECH.

Intellectual Property And Other Proprietary Rights

    SYS has filed for copyright protection on the following pieces of software: TopVu and eSee Data. In addition, we have registered the following trademarks with the U.S. Patent and Trademark Office: eSee Data ( U.S. Trademark Application Serial No. 78/000,130).

    We believe that our intellectual property is important to our success, and we try to protect it as described above and through the maintenance of trade secrets. We feel that name brand recognition will make our products and services stand out and become the recognized names that people think of when they think of management services.

    However, the steps we take to protect our intellectual property may be inadequate. Unauthorized parties may try to disclose, obtain or use our proprietary information, which could harm our business. Others may claim that we have violated their proprietary rights or infringed on their intellectual property. Any such claims could subject us to significant liability for damages and invalidate our proprietary rights. Any efforts to protect or defend our rights could be time-consuming and costly. Other parties may also independently develop similar or competing technology.

Employees

    On April 30, 2002, we employed 178 full-time employees and 33 part-time employees. None of these employees is subject to a collective bargaining agreement, and there is no union representation within SYS. We believe our employee relations are good.

Facilities

    The business and operations of the Company are currently conducted in the following office spaces:
Location	Approximate Square Feet	Date Current Lease Expires	Monthly Rent
9620 Chesapeake Drive San Diego, CA 92123	9,957	April 30, 2003	$11,663
2451 Crystal Drive Five Crystal Park Arlington, VA 22202	2,968	July 31, 2004	$8,134
1721 Pacific Avenue Oxnard, CA 93033	9,064	March 31, 2003	$11,853
2711 Jefferson Davis Highway Arlington, VA 22202	4,693	July 31, 2006	$10,168
1119 Executive Blvd., Suite A Chesapeake, VA	3,545	September 30, 2004	$2,500
17301 W. Colfax, Suite 309 Golden, Colorado 80401	3,505	July 31, 2002	$3,686

LEGAL PROCEEDINGS

     The Company and four employees were sued by Systems Integration & Research, Inc. ("SIR"), in the Circuit Court for Fairfax County, Virginia, on February 14, 2002. The crux of the complaint is that the Company and the named defendants conspired to divert a financial management and technical assistance contract that SIR was performing for the U.S. Navy, Naval Sea Systems Command. According to the complaint, the Company and the named defendants violated Virginia business conspiracy statutes, tortuously interfered with SIR's contract with the Navy, interfered with SIR's business expectancy for the successor contract, and stole and converted a database and computer program that SIR had compiled for the Navy. In addition, the complaint alleges that one of the Company's employee Defendants breached her fiduciary duty to SIR. The relief SIR is seeking is $15,000,000 in damages, plus $350,000 in punitive damages. Defendants filed a demurrer, arguing that this was really a complaint against the Navy's award of the successor contract to the Company, and that only a federal court had jurisdiction over a claim concerning the award of a U.S. Government contract. The defendants also have substantial defenses on the merits. Although the demurrer was denied, the issue has been preserved for appeal. The Company has hired counsel and will vigorously defend the lawsuit. While the Company believes it has no liability in this matter, there can be no assurance that the Plaintiff will not be successful in asserting that the Company is liable to them. The Company is not able to predict the outcome of this litigation and there can be no assurance that the Company will not incur substantial and protracted litigation costs.  The Company believes that this lawsuit is without merit and will vigorously defend this case.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis of our plan of operation should be read in conjunction with the financial statements and the related notes. This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which are based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

Overview

    SYS provides engineering, management and information technology consulting services and solutions to private and public customers. We use state-of-the-art information technologies and processes to support customer requirements in the management, information technologies, engineering, insurance, accounting, healthcare, medical, energy, banking and communications industries.

    We intend to implement a "roll-up" strategy through the acquisition of other small government services companies. We intend to continue to deliver small company flexibility and responsiveness through our decentralized decision-making model and autonomous work teams. At the same time, we intend to increase our resources, infrastructure and capabilities that allow us to compete in our market.

Management's Discussion and Analysis

    The Underway Replenishment ("UNREP") Program had its third of three option years exercised on December 1, 2000, which expired on November 30, 2001. The contract has been extended through August 31, 2002. The Company has submitted a bid for the follow-on UNREP contract and is awaiting the Government's decision. This program accounted for about 7% of the Company's revenue in the first three quarters of fiscal year 2002 and 7% of its group's revenue. The program provides in-service engineering to the U.S. Navy Fleet. Efforts are also expected to begin in this coming year to design the next generation UNREP Heavy Lift System under this new contract. The program is being funded by the Office of Naval Research to develop a new UNREP system that will facilitate increased ship separation and increased capacity to reduce alongside time; thereby reducing risk significantly. The Company has received outstanding performance marks in the final option year. Work is continuing on the Combatant Vertical Strikedown system for consideration in the construction of the Navy Surface Combatant DD-X program. The Company has supported this Navy program in various roles since 1982.

    The Management, Planning, Analytical and Administrative ("MPAA") Program had its second of four option years exercised on February 1, 2002. This program accounted for about 28% of the Company's revenue in the first three quarters of fiscal year 2002 and 28% of its group's revenue. This program supports the U.S. Navy's Port Hueneme Division, Naval Surface Warfare Center. The Statement of Work provides a broad and flexible scope of work allowing a wide range of tasking. The Company has developed work competencies in such areas as Management Consulting, Information Services, Human Resource Services, Business Process Re-engineering, Combat Systems Engineering, Facilities Engineering, and Public Relations. The MPAA program has received customer recognition for its high standards of excellence and professionalism. This fiscal year, the government rated the Company performance as outstanding for both the base and option years of the contract.

    The Company is continuing to provide hazardous materials assessment support to the Naval Air Systems Command through its subcontract with Synectic Solutions. This support provides environmental engineering and technical services focusing on the identification and reduction of hazardous material when providing maintenance to weapons and associated handling and shipping equipment. Hazardous material reduction support is being expanded to include support for Foreign Military Sales.

    The Company has three contracts from the General Services Administration ("GSA"). These three contracts are for Information Technology, Financial Management Services and Professional Engineering Services. The Company is utilizing GSA contract vehicles to provide Oracle programming services and logistics engineering services at the Naval Construction Battalion Center in support of the Naval Construction Forces. These contracts have proven to be successful as a means to develop new customers and they are registered in the GSA Advantage System. The GSA contracts accounted for about 33% of the Company's revenue in the first three quarters of fiscal year 2002.

    The Company's Information Technology GSA contract was modified to sell our Electronic Records Management services on a Time and Material and Piece Part count to the government. The contract has proved successful as a means to develop new customers. The Company's Financial Management Services GSA contract is presently utilized in the support of the Seabee Logistics Center. In January of 2001, the Company was awarded a Professional Engineering Services contract with GSA; which is now being utilized by the Company to develop new work in other government agencies as well as our current customer base.

    The Company continues to support the Bureau of Reclamation ("BOR") and provides Electronic Records Management ("ERM") services to the BOR, Minerals Management Service. The Company is also providing ERM support to the NAVFAC Information and Technology Center for data warehousing and retrieval services. In addition to the above, the Company is providing ERM services to the Port Hueneme Division of the Naval Surface Warfare Center. The SYS eSee Data trademark utilizes commercial software that is currently being incorporated into the Navy Marine Corps Internet approved software.

    The Company's Command, Control, Communication, Computer and Intelligence ("C4I") group is primarily based in San Diego. This group is providing top-level C4I system engineering services; system architecture design; advanced concept development; test and evaluation; effects-based operation planning, execution and assessment; program management and business development support; organizational management analysis; and information technology and information operations (IO) support. The customer base includes SPAWAR Systems Center San Diego and U. S. Commander-in-Chief - Pacific Fleet. The C4I personnel work closely with Office of Naval Research, Defense Advanced Research Programs Agency, Assistant Secretary of the Navy for Research, Development and Acquisition, Chief of Naval Operations, Naval Warfare Development Command, Joint Forces Command, and other services and Joint Agencies.

    The Company is continuing to provide support services for information technology services to Electronics Data Systems Corp. ("EDS") of Herndon, Virginia in support of the Navy Marine Corps Intranet ("NMCI"). This program accounted for about 8% of the Company's revenue in the first three quarters of fiscal year 2002.

    On September 28, 2001, the Company signed their Prime contract that was awarded as the result of full and open competition for highly classified technical support to SPAWAR Systems Center's Joint and National Systems Division. The subcontractors on the Company's winning team were BAE and TRW. Work on the contract is largely Intelligence and Surveillance oriented in support of numerous efforts by significant Agencies in that arena.

    The Company teamed with Gryphon Technologies in competing for the Naval Sea Systems Command's Professional Support Services contract. The team won the contract and the Company received a subcontract from Gryphon. This contract has a base year and four option years. Most of the work for this contract will be performed out of the Company's Chesapeake office.

    The Company's subsidiary, Testmasters, Inc., specializes in establishing and deploying effective software testing methodologies and disciplines. Testmasters' Testing and Quality Assurance focus is to provide its clients early warnings to issues or processes that will inhibit the success of the project. Testmasters' consultants offer an experienced perspective in evaluating potential risks and in deriving meaningful solutions. Testmasters' personnel have the tools, techniques, methodologies, training, and experience to make their clients' software development efforts successful. Testmasters' consultants rely on proven disciplines and practices that stem from a long history of successful engagements wherein Testmasters provided the primary test support and Quality Assurance services to their clients. These services have included: Independent Verification and Validation ("IV&V"), test planning; test procedures development; test life cycle development and practices assessment (policies and procedures); creation of test permutation definitions and scripts; test execution and test management; test tool selection and integration; and testing and quality assurance training. Since Testmasters' entire business focus is quality assurance and testing, the completion of each assignment adds to its wealth of expertise, experience and understanding of real world project dynamics and potential impediments to their success. Testmasters' IV&V services reflect a robust combination of pragmatic processes and personnel experienced in their application and review. Testmasters is presently developing a suite of software tools to be used in its information securities business.  Testmasters accounted for about 3% of the Company's revenue in the first three quarters of fiscal year 2002.

    Testmasters serves medium to large size businesses that require testing of complex systems that are essential to their success. These businesses' have mission-critical applications which are event-driven, spanning multiple processing cycles and accommodating numerous cross-impacts due to interfacing applications and varying software/hardware platforms. Testmasters' experience covers many industries, including financial, insurance, entertainment, electric power deregulation, software development and county/state/federal government. Testmasters' consultants bring significant experience in many technologies: hardware platforms (mainframe, mini-computer, client/server, and PC); software platforms; automated test tools; communications networks; etc. Some current and past clients include: Bank of America, California Federal, Sanwa Bank, Ameriquest Mortgage, Sony Pictures Entertainment, California Power Exchange, and Thomson Corporation.  The downsizing of the Information Technology industry has had an adverse impact upon Testmasters.  As a result, Testmasters has refocused its effort in the area of Information Assurance and Internet Security.  Testmasters has invested heavily in this new business area and has yet to receive revenue from these investments.  Up until this point these investments have reduced the Company's earnings.

    Discussion of the three months ended March 30, 2002 compared with the three months ended March 31, 2001.

    The following table sets forth selected information from the statements of operations for the three months ended March 30, 2002 and March 31, 2001.

	Three Months Ended March 30, 2002	Three Months Ended March 31, 2001
Net Revenues	$4,653,000	$2,922,000
Operating expenses	$4,537,000	$2,934,000
Net Income (Loss)	$ 52,000	$ (52,000)

    Net revenues totaled $4,653,000 for the quarter ended March 30,2002, up from $2,922,000 for the same quarter in 2001. The primary reasons for the increase in revenue are additional work on the MPAA and GSA contracts and various new contracts.

    Operating expenses increased to $4,537,000 for the quarter ended March 30, 2002, from $2,934,000 for the same quarter in 2001. Interest expense is higher due to the increased use of the Company's credit facility with Comerica Bank - California. The Company has used the credit facility to handle cash flow demands associated with the growth of the Company.

    Income (Loss) from operations increased to $116,000 for the quarter ended March 30, 2002, as compared to a loss of $12,000 for the same quarter in 2001. As a percentage of revenue, income (loss) from operations increased to 2.5% for the nine months ended March 30, 2002 compared to a loss of ..4% for the nine months ended March 31, 2001.  The negotiated contract backlog was approximately $13,207,000 at the end of nine months.

    Discussion of the nine months ended March 30, 2002 compared with the nine months ended March 31, 2001.

    The following table sets forth selected information from the statements of operations for the nine months ended March 30, 2002 and March 31, 2001.
	Nine Months Ended March 30, 2002	Nine Months Ended March 31, 2001
Net Revenues	$11,668,000	$8,412,000
Operating expenses	$11,129,000	$8,083,000
Net income	$ 269,000	$147,000

    Net revenues totaled $11,668,000 for the nine months ended March 30, 2002, up from $8,412,000 for the same period in 2001. The primary reasons for the increases in revenue are additional work on the MPAA and GSA contracts and various new contracts, including Electronic Data Systems Corporation (EDS).

    Operating expenses increased to $11,129,000 for the nine months ended March 30, 2002, from $8,083,000 for the same period in 2001. Interest expense is higher due to the increased use of the Company's credit facility. The Company has used the credit facility to handle cash flow demands associated with the growth of the Company.

    Income from operations increased to $539,000 for the nine months ended March 30, 2002, from $329,000 for the same period in 2001. As a percentage of revenue, income from operations has remained steady at just over 3.4% for the nine months ended March 30, 2002 and March 31, 2001. The negotiated contract backlog was approximately $13,207,000 at the end of the third quarter.

Discussion of the fiscal year ended June 30, 2001 compared with the fiscal year ended June 30, 2000.

    Total revenues for 2001 were $11,614,000 compared to $10,399,000 for 2000, an increase of 12%. The primary reasons for the increased revenue were a 43% increase from a Naval Architecture and Marine Engineering (NAME) contract ($356,000), a 7% increase from the MPAA contract ($296,000), a 509% increase from the GSA contracts ($894,000), $307,000 from the EDS contract, $1.8 million in revenue from the new San Diego operations and the acquisition of Testmasters, Inc.

    During the 2001 fiscal year, our income from operations was $491,000 compared to $140,000 in 2000. During 2001, we had net income before taxes of $407,000 compared to $116,000 in 2000. During 2001, we had net income of $242,000 compared to a net loss of $77,000 in 2000.

    Substantially all of our contracts are of the cost reimbursable plus fee or time and material types. Revenues on both types of contracts are recorded as costs are incurred and include estimated earned fees in the proportion that costs or hours incurred to date bear to total estimated costs or hours, respectively, as specified by each contract. Contract costs increased to $9,923,000 in 2001 from $9,501,000 in 2000, and general and administrative expenses increased to $1,200,000 in 2001 from $758,000 in 2000. The increase in contract costs is in line with the increase in revenue, which is expected since the majority of our contracts are cost plus fixed fee. The increased costs included costs incurred by Testmasters.  Our government services group (all our groups, with the exception of Testmasters, Inc.) had an increase in revenue in 2001 of more than 40% compared to 2000. The Company's general and administrative expense increased primarily due to this increase in revenue and the acquisition costs associated with Testmasters.

    Basic net earnings (loss) per common share were $0.07 in fiscal year 2001 compared to $(0.03) in fiscal year 2000. The related weighted average number of common shares outstanding was 3,307,166 in 2001 and 3,371,743 in 2000. Diluted net earnings (loss) per common share were $0.07 in 2001 compared to $(0.03) in 2000. The related weighted average number of common shares outstanding was 3,483,505 in 2001 and 3,371,743 in 2000.

Liquidity and Capital Resources

    We had contract receivables (net) of $4,751,000 at the end of the third quarter of fiscal year 2002. At the end of the same quarter in fiscal year 2001, the contract receivables (net) were $2,120,000. The primary reasons for the increase in contract receivables were our increased revenue and slower payments from some of our prime contractors.

    We had accounts payable of $463,000 at the end of the third quarter of fiscal year 2002. For the same quarter in fiscal year 2001 the accounts payable were $114,000. The increase in accounts payable has been generated through additional hires, and these additional hires require new equipment, which increases accounts payable. We also had invoices from subcontractors that had not been paid as of the close of the quarter.

    There was no outstanding balance on our revolving line of credit with Comerica Bank - California at the end of the third quarter of fiscal year 2002. At the end of the same period in fiscal year 2001, the line of credit balance was $259,000. The reason for the increased usage of the credit facility has been our growth.

    Our primary source of liquidity is our $1,500,000 revolving line of credit facility under a loan agreement with Comerica Bank - California that expires on December 28, 2003. The loan is secured by all of our assets, including contract receivables. Comerica Bank - California advances funds to us of up to 80% of our billed contract receivables less than 90 days old. Comerica Bank - California charges an interest rate of 0.75% over prime.

    Management believes we will have sufficient cash flow from operations, funds available under the revolving credit agreement with Comerica Bank - California and funds raised under our November 2001 private placement to finance our operating and capital requirements through at least the current fiscal year. Our long-term liquidity depends on our ability to maintain and expand our current business base.

    Several key factors indicating our financial condition include:
	March 30, 2002	March 31, 2001
Current ratio	2.3	1.82
Debt to net worth	0.97	0.99
Net worth	$3,391,000	$1,879,000
Net working capital	$3,495,000	$1,366,000
Debt to total assets	49%	50%
Book value per common share	$0.67	$0.56

    The current ratio is derived by dividing total current assets by total current liabilities. Debt to net worth is calculated by dividing total liabilities (total current liabilities plus other liabilities) by net worth. Net worth is total stockholders' equity. Net working capital is total current assets less total current liabilities. Debt to total assets is total liabilities divided by total assets. Book value per common share is stockholders' equity related to common shares divided by the number of common shares outstanding at the end of the period.

Facilities

    Our principal executive office address is 9620 Chesapeake Drive, Suite 201, San Diego, California 92123. We also have offices in Arlington and Chesapeake, Virginia, Golden, Colorado and Oxnard, California. We lease all of our facilities under leases that expire at various times through July 2006. Our rent expense was $327,500 for the fiscal year ended June 30, 2001.

MANAGEMENT

Directors And Executive Officers
Name	Age	Position
John M. Burns	55	Director
Clifton L. Cooke, Jr.	54	Director, President, Chief Operating Officer
David A. Derby	60	Director
Michael W. Fink	45	Senior Vice President Finance and Administration, Secretary and Chief Financial Officer
Linda E. Gagnon	55	Senior Vice President, East Coast Operations
Lawrence L. Kavanau	75	Director
Kameron W. Maxwell, Ph.D.	66	Director
W. Gerald Newmin	64	Director, Chief Executive Officer and Chairman of the Board of Directors
Kenneth D. Regan	60	Sr. Vice President, San Diego Operations
Charles E. Vandeveer	60	Director, Sr. Vice President, Oxnard Operations

    Directors serve until the next annual meeting and until their successors are elected and qualified. There are no family relationships between any of our directors or officers.

    John M. Burns was re-elected to the board of directors on January 16, 2002. Since 1996, Mr. Burns has been the President and Chief Executive Officer of Power Partners International, Inc. a power plant development firm with projects on Kauai, Saipan and elsewhere. In addition, since 1990, Mr. Burns has been Chairman and Chief Executive Officer of Scripps Ventures, Inc., a San Diego based investment company. Prior to holding these positions, he was a Vice President of, and headed the most profitable business unit of, Management Analysis Company, a $40 million technical and business consulting firm with clients that included Pacific Gas & Electric, San Diego Gas & Electric Company, Merrill Lynch, Raytheon, World Bank, Fulbright & Jaworski, Steptoe & Johnson, U.S. Department of Energy, and the U.S. Environmental Protection Agency. Mr. Burns has also held various positions with San Diego Gas & Electric Company, where among other responsibilities, he headed the R&D Committee, a comprehensive company-wide Management Audit, and the Licensing and Environmental Department. Mr. Burns currently serves on three boards of directors in addition to SYS, including those of Primary Funding Corp., a financial services firm, Scripps Ventures and Power Partners. He has also served on the board of directors of MediCredit, a Long Beach based provider of financing for medical services. Mr. Burns served in the U.S. Navy, Civil Engineering Corps, from 1969 to 1972. Mr. Burns holds a B.S. degree in Civil Engineering from Worcester Polytechnic Institute and a Juris Doctorate from the University of San Diego. In addition, Mr. Burns has served as a board member or fundraiser for various civic and philanthropic organizations, including the Kauai Economic Development Board.

    Clifton L. Cooke, Jr. was re-elected to the board of directors on January 16, 2002. Mr. Cooke is the President and Chief Operating Officer of SYS, a position which he has held since January 16, 2002. From 2000 through 2002, Mr. Cooke was self-employed as an independent consultant. Mr. Cooke was Executive Vice President of Titan Corporation, a billion dollar diversified technology company, from 1998 through 2000. Mr. Cooke's principal responsibility at Titan was to maximize the commercial success of Titan's defense based technologies. In addition to his corporate responsibilities, Mr. Cooke was the general manager and Chief Executive Officer of the $170 million Titan Technologies Division. From 1988 to 1998, Mr. Cooke was founder and Chief Executive Officer of VisiCom Laboratories, which grew to over $50 million in revenue. VisiCom provides embedded real time products and services to its customers in industry and government. While at VisiCom, Mr. Cooke was responsible for VisiCom's acquisition of six small companies that contributed significantly to VisiCom's revenue growth. Prior to starting VisiCom in 1988, Mr. Cooke was founder and Chief Executive Officer of Advanced Digital Systems ("ADS"). ADS focused on providing engineering services for DoD satellite programs. Mr. Cooke received his B.A. degree in Applied Physics and Information Science from the University of California, San Diego.

    David A. Derby was re-elected to the board of directors on January 16, 2002. Mr. Derby is an independent business consultant serving New York Stock Exchange and NASDAQ listed public corporations as well as private business ventures and nonprofit service organizations. A founder of Datron Systems Incorporated, Mr. Derby was its president and Chief Executive Officer from 1982 until 1997. From 1997 through 2001, Mr. Derby served as Chairman, President and Chief Executive Officer of Datron Systems. During his tenure, Datron completed two public offerings, made several acquisitions, funded and later sold a new venture, sold a number of product lines and successfully brought to market a line of consumer products derived from military technology. In September 2001, Mr. Derby negotiated the sale of Datron to Titan Corporation through a tax-free exchange of stock. Since 1995, Mr. Derby has served on the board of directors, chaired the audit committee and served on the compensation committee of AML Communications, a wireless communications company headquartered in Camarillo, California. He also is a member of the board of directors of the Corporate Directors Forum, a nonprofit organization dedicated to better corporate governance through better education of directors. In 1996, Mr. Derby joined the board of The Fellowship Center, a residential, social model recovery facility for the treatment of addiction to alcohol and other drugs. He was elected President of that board in 2000. Mr. Derby also provided technical services and training to NASA field engineering personnel in the Canary Islands during NASA's Gemini Program, served in the U.S. Navy from 1959 to 1962 and studied engineering at California State University, Northridge.

    Michael W. Fink is the recently appointed Chief Financial Officer of SYS and has served as Senior Vice President Finance and Administration and Corporate Secretary since January 20, 1999. Mr. Fink joined SYS in July 1995. He is responsible for the financial and administrative functions of the Company, including finance, accounting, Securities and Exchange Commission reporting, banking, human resources, contracts and other management areas. He previously held various executive positions at San Diego Aircraft Engineering, Inc. ("SANDAIRE"), an engineering firm specializing in the aerospace and defense industries. Some of SANDAIRE's major customers include the U.S. Navy, NASA, Lockheed, McDonnell Douglas, Tracor Aviation, Teledyne Ryan Aeronautical and Westinghouse. Mr. Fink received a B.S. degree in Business Administration (Accounting) from San Diego State University ("SDSU"). He has also attended graduate school at SDSU, where he studied mechanical engineering.

    Linda E. Gagnon is Sr. Vice President, East Coast Operations, of SYS and has served in that capacity since May of 2001. Ms. Gagnon is a graduate of Boston's Chandler School for Women. Ms. Gagnon started her career with IZOD Ltd., as Director of Customer Relations, in New York. In 1976, she joined Consultants and Designers, Inc. For seventeen years Ms. Gagnon served with that company in various program and project management roles. In 1993, Ms. Gagnon joined Systems Integration and Research Inc. ("SIR") as Division Director in Arlington, Virginia. From 1998 through January 2001, Ms. Gagnon was the President of SIR. During her tenure, SIR grew from a $7 million in revenue company to $20 million. Ms. Gagnon's customer focus has been primarily in the area of program management, budget execution and resource management, supporting U.S. government agencies.

     Lawrence L. Kavanau, Ph.D. was re-elected to the board of directors on January 16, 2002. Dr. Kavanau is the Founder of the Company. He served as President of the Company from the Company's formation in 1966 until June 1975. He served as a director of the Company from 1966 to 2000. He was elected Chairman of the Board, Chief Executive Officer and Chief Financial Officer by the Board of Directors on November 19, 1993 and remained Chairman until March 21, 1997, and Chief Executive Officer until August 1, 1997. On August 26, 1998, the Company's board of directors established an Office of the Chief Executive; Dr. Kavanau was one of three Principal Executives of this office, which was discontinued on October 21, 1998. From June 1975 to November 1993, he was a business and management consultant and Principal Associate of Kavanau & Associates. He served as Corporate Secretary for the Company from June 25, 1992 to November 19, 1993. From January 1989 to December 1992, he was President of Golf Lake Development, Inc. He was Chairman and Chief Executive Officer of Team Austin, Inc., a computer software and contract programming company located in San Diego, until December 1988. From February 1978 to February 1980, Dr. Kavanau also was Executive Vice President and Chief Financial Officer of Spatial, Inc., a manufacturer of pre-amplifiers. From August 1978 to January 1985, Dr. Kavanau was President of SKC Research, Inc., a company engaged in contracted research. Dr. Kavanau also was a member of the Board of Directors of SKC Research, Inc. from August 1978 to February 1986. He was a member of the group which, in 1956, formed the Aeronutronics Division of Ford Motor Company. He subsequently worked for the DoD and was responsible for DoD's interests in space research and development activities and served as the principal liaison with NASA. Prior to his founding of the Company, he was Executive Vice President - Technical of the North American Aviation (now Rockwell International) Space and Information Systems Division, and Assistant to the President, North American Aviation.

    Kameron W. Maxwell, Ph.D. was re-elected to the board of directors on January 16, 2002. Dr. Maxwell is currently a consultant to various biotechnology and contract research companies. From 1958 to 1970, he held various positions in the clinical laboratory and research departments at the Veterans Administration Hospital in Salt Lake City and had a teaching appointment in the Departments of Microbiology and Medice University of Utah College of Medicine. After leaving Salt Lake City in 1970, he took a position with Baxter Travenol's Hyland Division in Costa Mesa, California. While at Baxter, he held a number of positions in the Research and Development department with the most recent being that of Director. In this position he supervised a large group of scientists and coordinated research within the company and with outside academic collaborators. In 1978, Dr. Maxwell left Baxter and assumed the position of Director of Research and Development at Newport Pharmaceuticals. In this capacity, he was responsible for the research, development and registration of a new chemical entity. From 1982 to 1989, Dr. Maxwell was the president and co-founder of Americal Pharmaceuticals Inc., a company that manufactured, imported and distributed sterile liquid pharmaceutical products. These products were predominately used in the treatment of cancer (generic oncology products) and ophthalmic conditions. Since 1989, Dr. Maxwell has held various positions at Genta Inc., the most recent being that of Sr. Vice President of Pharmaceuticals Operations. Dr. Maxwell has established numerous working relationships with universities and contract service organizations and has researched, developed and marketed numerous products ranging from diagnostics to prescription pharmaceuticals. He is a member of the American Academy of Dermatology, the Regulatory Affairs Professional Society, the American Society for Microbiology, the Drug Information Association, the American Association of Pharmaceutical Scientists, the Controlled Release Society and other scientific and professional organizations. Dr. Maxwell has a Ph.D. in Immunology, Minor, Histology, University of Utah; a M.S. degree for Microbiology, Minor, Parasitology, University of Utah; and a B.S. degree in Bacteriology, University of Utah.

    Mr. W. Gerald Newmin was re-elected to the board of directors on January 16, 2002. Mr. Newmin has served as the Chairman of the Board, Chief Executive Officer and Corporate Secretary of the Company. On January 20, 1999, Mr. Newmin was elected Chief Executive Officer and Chief Financial Officer of the Company. Mr. Newmin currently holds the offices of Chairman of the Board and Chief Executive Officer of the Company. Mr. Newmin also serves as Chairman and Chief Executive Officer of Exten Industries, Inc., a publicly held bio-medical company and as a director on the boards of two non-profit organizations, the Corporate Directors Forum and the Corporate Governance Institute. From 1984 to 1987, he was President of HealthAmerica Corp. which grew to over $500 million annually during his tenure and was the first in its industry to be listed on the New York Stock Exchange.  From 1976 to 1984, Mr. Newmin was President of The International Silver Company, a diversified multi-national manufacturing company that he restructured. From 1974 to 1976, he was Vice President and Regional Director for American Medicorp, Inc. In this capacity, Mr. Newmin was responsible for the management of 23 acute care hospitals located throughout the western United States. Mr. Newmin was instrumental in Whittaker Corporation's entry into both the United States and international health care markets and participated in numerous acquisitions. At Whittaker, Mr. Newmin held various senior executive positions from 1963 to 1974, including those of Chief Executive Officer of Whittaker's Production Steel Company, Whittaker Textiles Corporation and Whittaker's Marine Group (consisting of Bertram Yacht, Columbia Yacht and Trojan Yacht corporations). Mr. Newmin holds a B.S. degree in Accounting from Michigan State University.

    Kenneth D. Regan is Sr. Vice President, San Diego Operations of SYS. Mr. Regan joined the Company in May 2000. Prior to joining SYS, and for a period of six months, Mr. Regan was Corporate Vice President for Mergers and Acquisitions of Advanced Communication Systems, Inc., following two years as President of Advanced Communication Systems Services ("ACSS") Division. As President of ACSS, he directed and organized the growth of ACSS from a 238 person, $37,000,000 annual revenue communications and information technologies services company, to over 1,050 people with an annual revenue of $114,000,000. Prior to becoming President, Mr. Regan served three months as ACSS Corporate Vice President for International Development, after retiring as a member of the Senior Executive Service (SES) from the Navy. During his 32-year career in the Navy, his roles ranged from hands-on engineering to managing a 600 person, $300,000,000 Navy research and development technical department. While President of ACSS, Mr. Regan played a key role in the largest single acquisition by ACSS, and other strategic acquisitions, which led to his assumption of corporate mergers and acquisition responsibilities. Mr. Regan received his B.S. degree in Electronic Engineering from Colorado State University in 1965.

    Mr. Charles E. Vandeveer was re-elected to the board of directors on January 16, 2002. Mr. Vandeveer is the Executive Vice President of SYS and coordinates our contractual endeavors with the U.S. Navy. Mr. Vandeveer has held various management, supervisory, administrative and project positions since he joined SYS in 1987. He is a retired Commander, U.S. Navy, Supply Corps. Mr. Vandeveer served as a Director of Naval Supply Centers and Supply Annexes, managing material operations and ship repairable programs. He was also a Ship Superintendent/Type Desk Officer, responsible for coordinating naval shipyard repairs and overhauls. Mr. Vandeveer has brought his valuable Navy experience to SYS and has put it to work expanding our presence in the Oxnard area. He has organized and directed large-scale management studies and supervised subcontractors with various firms. Mr. Vandeveer received his B.S. degree in Agricultural Industries from Southern Illinois University in 1963, and has held a Designated Financial Planner Certification from UCLA since 1989.

Executive Compensation

    The following tables set forth certain information regarding our Chief Executive Officer and each of our most highly compensated executive officers whose total annual salary and bonus for the fiscal year ended June 30, 1999, 2000 or 2001  exceeded $100,000:

Summary Compensation Table

				Long-Term
	Annual Compensation(1)			Compensation
				Securities
			All Other	Underlying
Name & Principal Position	Year	Salary	Compensation	Options(#)
W. Gerald Newmin, Chief Executive Officer and	2001	$150,000	-----	-----
Chairman of the Board of Directors	2000	$60,000	-----	-----
	1999	-----	-----	-----
Clifton L. Cooke, Jr., President, Chief Operating	2001	$150,000	-----	-----
Officer(2)	2000	-----	75,000	-----
	1999	-----	-----	-----
Michael W. Fink, Chief Financial Officer(3)	2001	$125,000	-----	25,000
	2000	$100,000	-----	-----
	1999	$80,000	-----	-----
Kenneth D. Regan, Senior Vice President	2001	$135,000	-----	90,000
	2000	$125,000	-----	-----
	1999	-----	-----	-----
Charles E. Vandeveer, Senior Vice President	2001	$135,000	-----	40,000
	2000	$100,000	$6,000	-----
	1999	$88,000	-----	-----

______________________

(1)     The compensation described in this table does not include medical insurance, retirement benefits and other benefits available, generally, to all employees of SYS and certain perquisites and other personal benefits, the value of which does not exceed the lesser of $50,000 or 10% of the executive officer's compensation in this table.

(2)     Mr. Cooke assumed the duties of President and Chief Operating Officer on January 16, 2002. He previously served as the Vice President of Corporate Development for the Company.

(3)     Mr. Fink assumed the duties of Chief Financial Officer of the Company on January 16, 2002. He is also the Company's Senior Vice President of Finance and Administration and Secretary.

    The following tables set forth certain information regarding options granted to the following executive officers during the fiscal year ending June 30, 2001:

Option Grants in Last Fiscal Year
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Shares)	Expiration Date
Michael W. Fink	25,000	3.1%	$1.25	June 19, 2006
Kenneth D. Regan	90,000	11.3%	$1.00	May 1, 2006
Charles E. Vandeveer Linda Gagnon	40,000 40,000	5.0% 5.0%	$1.25 $1.00	June 19, 2006 May 7, 2006

    The following table sets forth information regarding the number and value of unexercised options held by the following executives officers on March 30, 2002:

Aggregate Option Exercises in Last Fiscal Year
and Fiscal Year End Option Values
Name	Shares acquired on exercise (#)	Value realized	Number of securities underlying unexercised options at Fiscal Year End (#)		Value of unexercised In-the-Money Options at Fiscal Year End (#)(1)
None			Exercisable	Unexercisable	Exercisable	Unexercisable

_______________

(1)     Based on the average of the high and low price as reported on the Over-the-Counter Bulletin Board on April 30, 2002.

Employment Agreements

    On May 7, 2001, Linda Gagnon, Senior Vice President - East Coast Operations, executed an Employment Agreement with the Company. This Agreement terminates on June 30, 2004 and provides for a salary of $145,000 per annum, an incentive compensation plan and the granting of 40,000 stock options at a price of one dollar ($1.00) per share.

Compensation of Directors

    Each outside director of SYS receives the following compensation for each board of directors meeting attended by such director: (i) $1,000, payable either in cash or SYS common stock, at the sole discretion of the Company, and (ii) options to purchase 1,000 shares of SYS common stock. During fiscal year 2001, the Board of Directors held ten meetings.

1997 Incentive Stock Option and Restriction Stock Plan

    Our 1997 Incentive Stock Option and Restricted Stock Plan authorizes us to grant to our employees, officers and consultants incentive and non-qualified stock options to purchase shares of our common stock and rights to purchase shares of restricted stock of the Company. As of April 1, 2002, our board of directors had reserved 450,000 non-statutory shares under the 1997 Plan, of which 265,200 shares were subject to outstanding options and 184,800 shares remained available for future grants. Our board of directors or a committee appointed by the board administers the 1997 Plan. The administrators select the recipients to whom options or stock purchase rights are granted and determine the number of shares to be awarded. Options granted under the 1997 Plan are exercisable at a price determined by the board of directors of SYS at the time of the grant, but in no event will the option price for any incentive stock option be lower than the fair market value for our common stock on the date of the grant. Options become exercisable at such times and in such installments as the administrators provide in the terms of each individual option agreement. In general, the administrators are given broad discretion to issue options and purchase rights and to accept a wide variety of consideration, including shares of our common stock and promissory notes, in payment for the exercise price of options. The 1997 Plan has been authorized by our board of directors and shareholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    On September 14, 2001, SYS issued 11,904 shares of common stock to three directors: Zoltan Harasty, 3,571; Kameron Maxwell, 4,365 and Charles Werner, 3,968 in connection with their services as directors of the Company.

    As of November 13, 2001, two officers of SYS exercised stock options totaling 90,000 shares of common stock (Charles E. Vandeveer, 40,000 and Michael W. Fink, 50,000). SYS loaned Messrs. Vandeveer and Fink the funds required to exercise their stock options; the total amount loaned is less than $60,000, individually.

    On May 1, 2001, as part of the Testmasters, Inc. acquisition, the Company assumed a Subordinated Non-Negotiable Unsecured Promissory Note with Clifton L. Cooke, Jr.  As consideration for extending the term of this note, the Company granted a stock purchase warrant to Mr. Cooke for two hundred fifty thousand (250,000) shares of SYS common stock (no par value) at an exercise price of one dollar ($1.00) per share.  The stock purchase warrant may be exercised at any time during the term of the Note and for a period of thirty (30) days following payment of all amounts due under the Note.

    Larry W. Cooke, the sole shareholder of Testmasters, is the brother of Clifton L. Cooke, Jr.  Neither Larry Cooke nor Clifton L. Cooke, Jr. was an officer or director of SYS at the time of the acquisition of Testmasters.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding beneficial ownership of our common stock as of February 1, 2002 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group:
Name & Address of Beneficial Owner(1)	Executive Office Held (if any)	Amount of Common Stock Beneficially Owned(2)	Percent of Class of Common Stock(3)
Clifton L. Cooke, Jr.	President and Chief Operating Officer	985,474(11)	16.0%
Lawrence L. Kavanau	Director	460,522(5)	7.5%
Charles H. Werner	Shareholder	414,254(4)	6.7%
Gary Fitzhugh	President - Shadow Research International, Inc.	300,000	4.9%
W. Gerald Newmin	Chairman, Chief Executive Officer	286,324	4.7%
Charles E. Vandeveer	Director, Sr. Vice President, Oxnard Operations	161,616(6)	2.6%
Larry W. Cooke	President, Testmasters, Inc.	200,000	3.3%
Michael W. Fink	Chief Financial Officer	96,980	1.6%
Kenneth D. Regan	Sr. Vice President, San Diego Operations	93,000(7)	1.5%
Kameron W. Maxwell	Director	47,287(8)	.8%
John Burns	Director	188,376(9)	3.1%

Total securities held by officers and directors as a group		3,539,623(10)

________________________

(1)     Unless otherwise indicated, the address of each principal shareholder is c/o SYS, 9620 Chesapeake Drive, Suite 201, San Diego, California 92123.

(2)     Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of March 30, 2002 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. To the best knowledge of SYS, each of the beneficial owners listed herein has direct ownership of and sole voting power and investment power with respect to the shares of our common stock, except as set forth herein. No director or officer of SYS is the beneficial owner of any shares of our Preferred Stock, $0.50 Par Value or Series B 9% Cumulative Convertible Callable Non-Voting Preference Stock.

(3)     Percentages are based on a total of 4,894,010 shares of common stock outstanding on March 30, 2002, and the shares issuable upon exercise of option or conversion of notes within 60 days of May 23, 2002, as described below.

(4)     Includes 53,000 shares subject to stock options exercisable within 60 days.

(5)     Includes 162,333 shares owned by a trust for which Mr. Kavanau is the trustee, with voting power.

(6)     Includes 2,000 subject to stock options exercisable within 60 days.

(7)     Includes 18,000 shares subject to stock options exercisable within 60 days.

(8)     Includes 42,922 shares subject to stock options exercisable within 60 days.

(9)     Includes shares beneficially owned by Scripps Ventures, Inc. and members of Mr. Burns family.

(10)   Includes 123,202 held by current officers and directors subject to stock options exercisable within 60 days.

(11)   Mr. Cooke and Mr. Werner have entered into an agreement whereby Mr. Cooke has a right to purchase 350,000 shares owned by Mr. Werner until September 1, 2002.

DESCRIPTION OF SECURITIES

    The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation, with amendments, all of which have been filed as exhibits to our registration statement of which this prospectus is a part.

Common stock

    Our Articles of Incorporation authorize the issuance of 48,000,000 shares of common stock, no par value per share. Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the shareholders. Holders of common stock have cumulative voting rights. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors, in its discretion, from funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares.

Convertible preferred stock

    SYS has been authorized to issue up to 250,000 shares of nonvoting convertible preferred stock with a par value of $.50 per share, of which 110,000 shares had been issued at June 30, 2001. Cumulative dividends on such shares are payable at the annual rate of 4%. Each share is convertible into one share of common stock upon the payment of $6.50 per share and redeemable at our option at its par value plus accrued dividends. At June 30, 2001, there were 110,000 shares of common stock reserved for issuance upon conversion of outstanding preferred stock. In the event of a liquidation of SYS, the holders of the preferred stock are entitled to $.50 per share plus all accumulated and unpaid dividends.

    Cash dividends paid on the preferred stock totaled $2,200 in both 2001 and 2000.

Convertible preference stock

    SYS has been authorized to issue up to 2,000,000 shares of preference stock, of which 139,561 shares were designated as Series B 9% cumulative convertible callable nonvoting preference stock ($1.00 par value) and issued in 1996. Payments of dividends on the preference stock are subordinate to the payment of dividends on the 4% preferred stock. Each share of preference stock, without any cumulative dividends, had been convertible into two shares of common stock until a maximum of 139,561 common shares had been issued upon conversion of 69,781 shares of preference stock. During 1999, a total of 864 shares of preference stock were converted into 1,728 shares of common stock, and the maximum number of shares had been converted. Accordingly, 69,781 shares of preference stock remained outstanding as of June 30, 2001 and 2000. Cash dividends paid on the preference stock totaled $6,280 and $15,691 in 2001 and 2000, including dividends in arrears of $9,429 in 2000, respectively. In the event of a liquidation of SYS, the holders of the preference stock are entitled to $1.00 per share plus all accumulated and unpaid dividends.

    The Company is exercising its rights to convert the Company's preferred stock.  All preferred stock shareholders have been notified that they may receive cash in the amount equal to 100% of the par value ($0.50) of each share of preferred stock in redemption of each share or one share of the Company's common stock (no par value) for two shares of preferred stock plus accrued dividends through May 15, 2002.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

    Section 204 of the California General Corporation Law permits a corporation to include in its Articles of Incorporation provisions eliminating or limiting the personal liability of directors for monetary damages in an action brought by or in the right of the corporation for breach of a director's fiduciary duties, subject to certain limitations. Section 317 of the California General Corporation Law requires a corporation to indemnify its directors and other agents to the extent they incur expenses in successfully defending lawsuits brought against them by reason of their status as directors or agents. Section 317 also permits a corporation to indemnify its directors and other agents to a greater extent than specifically required by law.

    Our Articles of Incorporation, as amended, eliminate the personal liability of directors of the Company for monetary damages to the fullest extent permissible under California law. Article VI of our Bylaws requires that the Company, to the maximum extent permitted by California law, indemnify each of its agents against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact such person is or was an agent of SYS. The term "agent" includes any person who (i) is or was a director, officer, employee or other agent of SYS; (ii) is or was serving at the request of SYS, as a director, officer, employee or agent of another business entity; or (iii) was a director, officer, employee or agent of a corporation which was a predecessor corporation of SYS or of another enterprise at the request of such predecessor corporation.

    The effect of these provisions in our Articles of Incorporation and Bylaws is to eliminate our ability and that of our shareholders (through shareholder derivative suits) to recover monetary damages against a director except as limited by California law. These provisions do not limit or eliminate the rights of SYS or those of any shareholder to seek non-monetary relief. In any proceeding arising by reason of the fact a person is or was an agent of SYS, the agent will be indemnified if he or she acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. There can be no indemnification with respect to any matter as to which the agent is adjudged to be liable to SYS, unless and only to the extent that the court in which such proceeding was brought determines upon application that, in view of all of the circumstances of the case, the agent is fairly and reasonably entitled to indemnity for expenses as the court shall deem proper.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling SYS pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

    The selling shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

    -- ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
    -- block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
    -- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
    -- an exchange distribution in accordance with the rules of the applicable exchange;
    -- privately negotiated transactions;
    -- short sales;
    -- broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;
    -- a combination of any such methods of sale; and
    -- any other method permitted pursuant to applicable law.

    The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

    The selling shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

    The selling shareholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling shareholders may pledge their shares of common stock to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

    Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

    Each selling shareholder shall be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

    We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling shareholders, but excluding brokerage commissions or underwriter discounts. We and the selling shareholders have agreed to indemnify each other against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

SELLING SHAREHOLDERS

    The table below sets forth information concerning the resale of the shares of common stock by the selling shareholders. We will not receive any proceeds from the resale of the common stock by the selling shareholders; nor will we receive proceeds from the notes, other than relief of indebtedness.

    The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

Name	Shares of Common Stock Issuable Upon Conversion of Notes	Beneficial Ownership Before the Offering(1)	Shares of Common Stock Included in Prospectus	Beneficial Ownership After the Offering(1)(2)	Percentage of Common Stock Owned After Offering(1)(2)
Cliff Cooke	225,000	985,474	450,000	535,474	10.4%
Nasser Mecklai	50,000	100,000	100,000	0	0%
Howard Weiss	25,000	50,000	50,000	0	0%
Karl Bubela	50,000	100,000	100,000	0	0%
Dan Hightower	75,000	150,000	150,000	0	0%
Bob Hicks	75,000	150,000	150,000	0	0%
Scott Laidig	25,000	50,000	50,000	0	0%
John Vince	25,000	50,000	50,000	0	0%
Rob Babbush	25,000	50,000	50,000	0	0%
George Driver	6,250	12,500	12,500	0	0%
William Waite	12,500	37,500	25,000	12,500.3%
Rob Holmes	50,000	100,000	100,000	0	0%
John Burns	62,500	188,376	125,000	63,376	1.3%
Ken Regan	25,000	53,000	50,000	18,000.4%
Marco Fiorello	25,000	50,000	50,000	0	0%
John Silva	25,000	50,000	50,000	0	0%
Jeff Silva	25,000	50,000	50,000	0	0%
Sharon Donahoo	25,000	50,000	50,000	0	0%
Betty Hamlin	6,250	12,500	12,500	0	0%
Richard Firth	12,500	25,000	25,000	0	0%
Tom Page	50,000	100,000	100,000	0	0%
Joseph Howard	6,250	12,500	12,500	0	0%
Arthur Risser	6,250	12,500	12,500	0	0%
Glenn Sherman	25,000	50,000	50,000	0	0%
Ed Shutters	25,000	50,000	50,000	0	0%
James Boyle	12,500	25,000	25,000	0	0%
Keith Cannon	25,000	50,000	50,000	0	0%
Larry Cooke		200,000	200,000	0	0%
Gary Fitzhugh		300,000	300,000	0	0%

(1)   The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling shareholder has sole or shared voting power or investment power and also any shares the selling shareholder has the right to acquire within 60 days.

(2)    Assumes that all securities offered hereby will be sold.

   LEGAL MATTERS

    The validity of the shares of common stock being offered hereby will be passed upon for us by Luce, Forward, Hamilton & Scripps LLP, San Diego, California.

EXPERTS

        The financial statements as of June 30, 2001 and 2000 and for the years then ended included in this registration statement have been included herein in reliance on the report of J. H. Cohn LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

AVAILABLE INFORMATION

    We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus is filed as part of the registration statement, and it does not contain all of the information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission ("SEC").

    We are subject to the informational requirements of the Securities Exchange Act of 1934, which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549; Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 5670 Wilshire Boulevard, Los Angeles, California 90036. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov or the Company's website at http://www.systechnologies.com.

    We furnish our shareholders with annual reports containing audited financial statements.

INDEX TO FINANCIAL STATEMENTS

June 30, 2000 Balance Sheet
June 30, 2000 Income Statement
June 30, 2001 Balance Sheet
June 30, 2001 Income Statement
March 30, 2002 Balance Sheet
March 30, 2002 Income Statement

SYS
BALANCE SHEETS
JUNE 30, 2000 AND 1999

	2000	1999
ASSETS
Current assets:
Cash	$ 310,644	$ 343,205
Contract receivables, net of allowance for doubtful
accounts of $26,000	1,292,040	1,449,204
Other receivables	51,779	124,924
Deferred tax assets	69,000	72,000
Other current assets	100,265 --------------	38,817 -------------
Total current assets	1,823,728	2,028,150
Furniture and equipment, less accumulated depreciation and
amortization of $494,653 and $408,095	235,126	240,606
Other assets	14,944 --------------	16,532 ------------
Totals	$2,073,798 =========	$2,285,288 =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 150,375	$ 392,767
Accrued payroll and related taxes	285,268	330,212
Income taxes payable	125,292	128,682
Other accrued liabilities	21,398	35,112
Current portion of notes payable	38,799	90,391
Current portion of capital lease obligations	13,296 -------------	11,738 -------------
Total current liabilities	634,428	988,902
Notes payable, net of current portion	76,743	10,900
Capital lease obligations, net of current portion	30,941	43,921
Deferred tax liabilities	36,000 -------------	22,000 ------------
Total liabilities	778,112 ------------	1,065,723 --------------
Commitments and contingencies
Stockholders' equity:
4% convertible preferred stock, $.50 par value; 250,000 shares
authorized; 110,000 shares issued and outstanding	55,000	55,000
9% convertible preference stock, $1.00 par value; 2,000,000 shares authorized; 69,781 Series B shares issued and outstanding
	69,781	69,781
Common stock, no par value; 12,000,000 shares authorized;
3,162,732 and 3,236,732 shares issued and outstanding	524,732	493,644
Unearned ESOP compensation	(84,923)
Retained earnings	731,096 --------------	601,140 --------------
Total stockholders' equity	1,295,686 --------------	1,219,565 --------------
Totals	$2,073,798 =========	$2,285,288 =========

See Notes to Financial Statements.

SYS

STATEMENTS OF INCOME
YEARS ENDED JUNE 30, 2000 AND 1999

	2000	1999
Contract revenues	$7,486,401 ----------------	$7,898,628 ----------------
Costs and expenses:
Contract costs	6,295,528	6,577,434
General and administrative expenses	758,224 ---------------	871,199 ---------------
Totals	7,053,752 ---------------	7,448,633 ---------------
Income from operations	432,649 ---------------	449,995 ---------------
Other (income) expense:
Interest income	(15,040)	(9,152)
Interest expense	15,336	26,501
Loss on sale and disposition of equipment	358 --------------	4,554 ---------------
Totals	654 --------------	21,903 ---------------
Income before income taxes	431,995	428,092
Provision for income taxes	192,700 --------------	134,100 ---------------
Net income	239,295	293,992
Preferred dividends requirements	8,480 -------------	8,480 ---------------
Net income applicable to common stock	$ 230,815 ========	$ 285,512 =========
Basic net earnings per common share	$ .07 ========	$ .09 =========
Diluted net earnings per common share	$ .07 ========	$ .09 =========

See Notes to Financial Statements.

                                                                                  STATEMENTS OF STOCKHOLDERS' EQUITY
                                                                                       YEARS ENDED JUNE 30, 2000 AND 1999
	Convertible Preferred Stock		Convertible Series B Preference Stock		Common Stock		Unearned ESOP	Retained
	Shares	Amount	Shares	Amount	Shares	Amount	Compensation	Earnings	Total
Balance, July 1, 1998	110,000	$55,000	70,645	70,645	3,148,518	$450,969		$315,751	892,365
Issuance of common stock for services					50,000	36,000			36,000
Issuance of common stock upon exercise of stock options					36,486	5,811			5,811
Cash dividends on 4% convertible preferred stock								(2,200)	(2,200)
Cash dividends on 9% convertible Series B preference stock								(6,403)	(6,403)
Conversion of 9% convertible Series B preference stock into common stock			(864)	(864)	1,728	864
Net income	---------	----------	--------	--------	---------	------------		293,992	293,992
Balance, June 30, 1999	110,000	55,000	69,781	69,781	3,236,732	493,644		601,140	1,219,565
Issuance of common stock for cash					50,000	50,000			50,000
Cash dividends on 4% convertible preferred stock								(2,200)	(2,200)
Cash dividends on 9% convertible Series B preference stock								(15,691)	(15,691)
Purchase of 130,060 unearned ESOP shares							$(130,060)		(130,060)
Release of 45,137 ESOP shares for compensation							45,137		45,137
Shares returned in exchange for cancellation of receivable and issuance of stock options					(124,000)	(18,912)		(91,448)	(110,360)
Net income	--------	--------	--------	--------	--------	--------	--------	239,295	239,295
Balance, June 30, 2000	110,000 ========	$55,000 ========	69,781 =======	$69,781 ========	3,162,732 ==========	$524,732 ========	$ (84,923) =========	$731,095 ========	$1,295,686 ==========

See Notes to Financial Statements.

SYS

STATEMENTS OF CASH FLOWS
YEARS ENDED JUNE 30, 2000 AND 1999

	2000	1999
Operating activities:
Net income	$ 239,295	$ 293,992
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	87,193	69,554
Loss on sale and disposition of equipment	358	4,554
Issuance of common stock and options for services and compensation	13,640	36,000
Release of ESOP shares for compensation	45,137
Deferred tax provision (credit)	17,000	(50,000)
Changes in operating assets and liabilities:
Contract receivables	157,164	(263,926)
Other receivables	(50,855)	114,385
Other current assets	(61,448)	60,821
Other assets	1,588
Accounts payable	(242,392)	74,841
Accrued payroll and related taxes	(44,944)	77,108
Income taxes payable	(3,390)	128,682
Other accrued liabilities	(13,714) --------------	15,954 -------------
Net cash provided by operating activities	144,632 --------------	561,965 ------------
Investing activities:
Acquisition of furniture and equipment	(85,864)	(68,145)
Proceeds from sale of equipment	3,793	300
Purchase of unearned ESOP shares	(130,060) --------------
Net cash used in investing activities	(212,131) --------------	(67,845) --------------
Financing activities:
Net line of credit borrowings		(118,798)
Proceeds from notes payable	107,000
Payments of notes payable	(92,749)	(48,362)
Payments of capital lease obligations	(11,422)	(9,094)
Payments of dividends	(17,891)	(8,603)
Proceeds from exercise of stock options		5,811
Proceeds from issuance of common stock	50,000 --------------	----------
Net cash provided by (used in) financing activities	34,938 -------------	(179,046) ---------------
Net increase (decrease) in cash	(32,561)	315,074
Cash, beginning of year	343,205 -------------	28,131 -------------
Cash, end of year	$ 310,644 =======	$ 343,205 =======
Supplemental disclosure of cash flow data:
Interest paid	$ 15,336 =======	$ 36,176 =======
Income taxes paid	$ 178,800 =======	$ 21,084 =======

See Notes to Financial Statements.

SYS

NOTES TO FINANCIAL STATEMENTS

Note 1 - Organization and summary of significant accounting policies:
     Organization:
         SYS (the "Company") was incorporated in 1966 in the State of California. The Company provides management and technical services in systems planning, management and analysis, systems engineering, naval architecture, marine engineering, ordnance engineering, logistics analysis and engineering, operations analysis, hazardous materials reduction studies, computer systems analysis, office automation, information management systems and related support services. The Company also provides hardware integration and fabrication services.

    Use of estimates:
        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

    Revenue recognition:
       Substantially all revenues are derived from contracts with agencies of the U.S. Government. Revenues on fixed-price contracts are recorded on the percentage of completion method in the ratio that costs incurred bear to total estimated costs at completion. Revenues on cost-reimbursement contracts are recorded as costs are incurred and include estimated earned fees in the proportion that costs or hours incurred to date bear to total estimated costs or hours, respectively, as specified by each contract. Contract costs, including indirect costs, on certain U.S. Government contracts are subject to audit by the Defense Contract Audit Agency (the "DCAA") before final acceptance. Revenues have been recorded at amounts expected to be realized upon final settlement. Anticipated contract losses are recognized in the period in which they are identified.

    Furniture and equipment:
       Furniture and equipment are carried at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets, which range from 3 to 10 years. Leasehold improvements are amortized over the shorter of the useful lives of the assets or the lease term. Furniture and equipment include assets under capital leases with a cost of $136,882 and accumulated amortization of $98,240 and $84,874 at June 30, 2000 and 1999, respectively.

    Impairment of long-lived assets:
       Impairment losses on long-lived assets are recognized when events or changes in circumstances indicate that the undiscounted cash flows estimated to be generated by such assets are less than their carrying value and, accordingly, all or a portion of such carrying value may not be recoverable. Impairment losses are then measured by comparing the fair value of assets to their carrying amounts.

Note 1 - Organization and summary of significant accounting policies (continued):
    Stock options:
        In accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), the Company will only recognize compensation costs as a result of the issuance of stock options to employees based on the excess, if any, of the fair value of the underlying stock at the date of grant or award (or at an appropriate subsequent measurement date) over the amount the employee must pay to acquire the stock. Therefore, the Company will not be required to recognize compensation expense as a result of any grants of stock options to employees at an exercise price that is equivalent to or greater than fair value. The Company will also make pro forma disclosures, as required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), of net income or loss as if a fair value based method of accounting for stock options had been applied instead if such amounts differ materially from the historical amounts.

    Earnings per common share:
        Basic earnings per common share is calculated by dividing net income applicable to common stock by the weighted average number of common shares outstanding during the period. The calculation of diluted earnings per common share is similar to that of basic earnings per common share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if all potentially dilutive common shares, principally those issuable upon the conversion of preferred stock and the exercise of stock options, were issued during the period.

       The following table summarizes the calculation of basic and diluted earnings per common share for each period:

	2000	1999
Numerators:
Net income (A)	$ 239,295	$ 293,992
Deduct - preferred dividend requirements	8,480 ---------------	8,480 --------------
Net income applicable to common stock (B)	$ 230,815 =========	$ 285,512 ========
Denominators:
Weighted average shares for basic net
earnings per common share (C)	3,171,743	3,190,103
Add effects of dilutive securities from assumed:
Conversion of preference stock		1,303
Exercise of stock options and application
of treasury stock method	41,560 ---------------	16,315 --------------
Weighted average shares for diluted net
earnings per common share (D)	3,213,303 =========	3,207,721 ========
Basic net earnings per common share (B/ C)	$.07 =========	$.09 ========
Diluted net earnings per common share (A/D)	$ .07 =========	$ .09 ========

Note 1 - Organization and summary of significant accounting policies (concluded):
    Income taxes:
       The Company accounts for income taxes pursuant to the asset and liability method which requires deferred income tax assets and liabilities to be computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The income tax provision or credit is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

    Recent accounting pronouncements:
       The Financial Accounting Standards Board and the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants had issued certain accounting pronouncements as of June 30, 2000 that will become effective in subsequent periods; however, management of the Company does not believe that any of those pronouncements would have significantly affected the Company's financial accounting measurements or disclosures had they been in effect during the years ended June 30, 2000 and 1999 or that they will have a significant affect at the time they become effective.

    Reclassifications:
       Certain accounts in the 1999 financial statements have been reclassified to conform to the 2000 presentation.

Note 2 - Significant concentrations of credit risk:
    The Company grants credit to customers. Its primary customers are agencies of the U.S. Government. Management believes that the exposure to credit risk from agencies of the U.S. Government is insignificant.

    The Company maintains its cash balances primarily in one financial institution. As of June 30, 2000, cash balances exceeded the Federal Deposit Insurance Corporation limitation for coverage of $100,000 by $207,334. Exposure to credit risk is reduced by placing such deposits with a major financial institution and monitoring its credit rating.

SYS

NOTES TO FINANCIAL STATEMENTS

Note 3 - Contract receivables:
    Contract receivables consist of the following at June 30, 2000 and 1999:

	2000	1999
Amounts billed, less allowance for doubtful
accounts of $7,000	$ 284,721	$ 930,751
Recoverable costs and accrued profit on
progress completed - not billed	314,799	129,534
Retentions, due upon completion of contracts	157,653	110,899
Recoverable costs subject to closure of
contracts - not billed, less allowance
for doubtful accounts of $19,000	534,867 ----------------	278,020 ----------------
Totals	$1,292,040 =========	$1,449,204 =========

       At June 30, 2000 recoverable costs and accrued profit on progress completed - not billed consisted of amounts billed in July 2000. The balances comprising receivables pursuant to retainage provisions will be due upon completion of the contracts and acceptance by the customer; based on the Company's experience with similar contracts in recent years, the balances at June 30, 2000 are expected to be collected in fiscal 2001 and 2002.

       Recoverable costs subject to closure of contracts - not billed consisted primarily of revenues recognized on specific delivery orders as a result of actual indirect expense rates exceeding the DCAA approved billing rates. These receivables will be due upon closure of the specific delivery orders or the contracts. The Company does not recognize revenues in excess of the allowable funding limitations on each delivery order or contract.

Note 4 - Other receivables and related party transactions:

       As of June 30, 1999, the Company had noninterest bearing receivables totaling $124,924 from a company (the "Former Affiliate") in which one of the Company's former directors held an ownership interest. The receivable arose primarily from loans to the Former Affiliate and expenses incurred on behalf of the Former Affiliate in connection with the Former Affiliate's efforts to collect certain accounts receivable.

       During the period from July 1, 1999 to September 21, 1999, the balance of the receivable from the Former Affiliate had increased to approximately $179,000. On that date, the Company, the Former Affiliate and the former director entered into certain agreements resulting in the resignation of the former director and the issuance of a promissory note by the Former Affiliate and the former director with respect to the payment of the $179,000 balance due to the Company. The note, which had a stated interest rate of 10%, was originally scheduled to mature on December 31, 1999, was guaranteed by the former director and was secured by certain of the Former Affiliate's accounts receivable and 124,000 shares of the Company's common stock owned by the former director.

Note 4 - Other receivables and related party transactions (concluded):
        The note was not repaid on the date due and the Company foreclosed on the 124,000 shares. The shares had a fair value of approximately $124,000 at the time of the foreclosure and, accordingly, the balance due from the Former Affiliate was reduced by that amount. In addition, the Company, the Former Affiliate and the former director entered into certain other agreements resulting in the issuance of a promissory note by the Former Affiliate and the former director with respect to the payment of the remaining $55,000 balance due to the Company and the issuance by the Company of an option for the purchase of 124,000 shares of its common stock by the former director at $1.00 per share (see Note 8). The new note, which also bears interest at 10% and is guaranteed by the former director and secured by certain of the Former Affiliate's accounts receivable, was initially due on June 30, 2000. As of June 30, 2000, the new note had a balance of $51,779 and its due date had been extended to June 30, 2001.

Note 5 - Line of credit:
        At June 30, 2000, the Company had no outstanding borrowings under a $500,000 revolving line of credit provided by a bank which expires on October 15, 2000. Any borrowings under the line of credit will be limited to 80% of qualifying contract receivables, will be collateralized by substantially all of the assets of the Company and will bear interest at 1.5% above a specified prime rate. Among other things, the terms of the line of credit agreement require the Company to maintain certain financial ratios.

Note 6 - Notes payable:
        As of June 30, 2000, the Company had notes payable to a bank with an aggregate principal balance of $115,542. These notes bear interest at effective rates ranging from 10.25% to 10.50%. The terms of the notes require the Company to maintain certain financial ratios. Principal amounts due under these obligations in years subsequent to June 30, 2000 are as follows:

Fiscal Year
Ending	Amount
2001	$38,799
2002	40,447
2003	36,296

Note 7 - Leases:
        The Company has noncancelable operating leases for its offices which expire at various dates through April 2005. Certain leases provide for increases in the minimum lease payments based on fluctuations in various price indices. Rent expense under all operating leases totaled $242,226 and $203,111 in 2000 and 1999, respectively.

       The Company also leased certain computer equipment under capital leases which expire in May 2003.

SYS

NOTES TO FINANCIAL STATEMENTS

Note 7 - Leases (concluded):
       Annual future minimum lease payments under noncancelable operating and capital leases with initial terms of one year or more as of June 30, 2000 are as follows:

	Operating	Capital
	Leases	Leases
2001	$ 354,425	$ 18,063
2002	382,483	18,063
2003	357,594	16,557
2004	241,869
2005	126,752 ----------------
Totals	$1,463,123 =========	52,683
Less amounts representing interest		8,446 -----------
Present value of minimum lease payments		44,237
Less current portion		13,296 -----------
Long-term portion		$ 30,941 =======

Note 8 - Stockholders' equity:
       Convertible preferred stock:
          The Company has been authorized to issue up to 250,000 shares of nonvoting convertible preferred stock with a par value of $.50 per share, of which 110,000 shares had been issued at June 30, 2000. Cumulative dividends on such shares are payable at the annual rate of 4%. Each share is convertible into one share of common stock upon the payment of $6.50 per share and redeemable at the option of the Company at its par value plus accrued dividends. At June 30, 2000, there were 110,000 shares of common stock reserved for issuance upon conversion of outstanding preferred stock. In the event of the Company's liquidation, the holders of the preferred stock are entitled to $.50 per share plus all accumulated and unpaid dividends.

           Cash dividends paid on the preferred stock totaled $2,200 in 2000 and 1999.

Note 8 - Stockholders' equity (continued):
    Convertible preference stock:
       The Company has been authorized to issue up to 2,000,000 shares of preference stock, of which 139,561 shares were designated as Series B 9% cumulative convertible callable nonvoting preference stock ($1.00 par value) and issued in 1996. Payments of dividends on the preference stock are subordinate to the payment of dividends on the 4% preferred stock. Each share of preference stock, without any cumulative dividends, had been convertible into two shares of common stock until a maximum of 139,561 common shares had been issued upon conversion of 69,781 shares of preference stock. During 1999, a total of 864 shares of preference stock were converted into 1,728 shares of common stock, and the maximum number of shares had been converted. Accordingly, 69,781 shares of preference stock remained outstanding as of June 30, 2000 and 1999. Cash dividends paid on the preference stock totaled $15,691 and $6,403, including dividends in arrears of $9,429 and $139 in 2000 and 1999, respectively. At June 30, 2000 and 1999, cumulative dividends in arrears on the preference stock totaled $1,807 and $11,236, respectively. In the event of the Company's liquidation, the holders of the preference stock are entitled to $1.00 per share plus all accumulated and unpaid dividends.

    Incentive stock option and restricted stock plan:
       On August 20, 1996, the Company's Board of Directors adopted the SYS 1997 Incentive Stock Option and Restricted Stock Plan (the "Plan"), which was modified and ratified by the Company's stockholders during 1998. The Plan provides for grants by the Board of Directors of incentive stock options to purchase up to 750,000 shares of common stock to employees and grants of restricted stock options to purchase up to 450,000 shares of common stock to directors and consultants. Restricted stock options for the purchase of 54,387 and 50,645 shares were granted in 2000 and 1999, respectively. Incentive stock options for the purchase of 5,000 and 41,000 shares were granted in 2000 and 1999, respectively. Options cannot be granted under the Plan at less than 100% of the fair market value on the date of grant. Options vest at such time and under such conditions as determined by the Board of Directors at the time of grant.

    Other stock options:
       As explained in Note 4, during the year ended June 30, 2000, the Company granted an option that is not covered under the Plan for the purchase of 124,000 shares of its common stock to a former director in connection with the restructuring of the Company's short-term note receivable from the Former Affiliate and the former director. The option is exercisable at $1.00 per share and expires on June 30, 2001. The Company has included a noncash charge of $13,640 in general and administrative expenses based on the estimated fair value of the option at the date of grant. The fair value of the option was determined based on the provisions of SFAS 123 using the Black-Scholes option-pricing model.

Note 8 - Stockholders' equity (continued):
    Additional required disclosures related to stock options:
       The following table summarizes certain information regarding stock options at June 30, 2000 and 1999:

	2000		1999
		Weighted		Weighted
	Shares	Average	Shares	Average
	or Price	Exercise	or Price	Exercise
	Per Share	Price	Per Share	Price
Options outstanding at
beginning of year	492,445	$.71	552,300	$.68
Options granted	183,387	$.94	91,645	$.66
Options cancelled	(22,487)	$.56	(115,014)	$.71
Options exercised	--------------		($36,486) --------------	$.16
Options outstanding at
end of year	653,345 ========	$.78	492,445 ========	$.71
Option price range at end of year	$.47 to $1.00		$.47 to $.87
Weighted average fair value of
options granted during the year	$.62 ===		$.50 ====

       The following table summarizes information about stock options outstanding at June 30, 2000, all of which were at fixed prices:

	Weighted
	Remaining
Number	Contractual	Exercise	Options
Outstanding	Life	Price	Exercisable
12,513	3.9 Years	$ .47	12,513
61,387	4.1 Years	.63	32,587
40,645	3.2 Years	.68	40,645
255,000	3.0 Years	.71	102,000
69,800	2.5 Years	.75	69,800
60,000	2.6 Years	.87	40,000
154,000	4.5 Years	1.00	127,874

       At June 30, 2000, the Company was authorized to grant incentive stock options and restricted stock options for the purchase of 394,000 and 165,169 shares of common stock, respectively.

Note 8 - Stockholders' equity (concluded):
        Additional required disclosures related to stock options (concluded):
          Since the Company has adopted the disclosure-only provisions of SFAS 123 and all of the stock options granted to its employees were granted at the fair market value on the date of grant, no earned or unearned compensation cost was recognized in the accompanying financial statements for those stock options. Had compensation cost been determined based on the fair value at the grant date for all awards to employees consistent with the provisions of SFAS 123, the Company's net income and net earnings per common share would have been reduced to the pro forma amounts set forth below:

	2000	1999
Net income - as reported	$239,295	$293,992
Net income - pro forma	170,584	219,816
Basic and diluted earnings per common share -
as reported	$.07	$.09
Basic and diluted earnings per common share -
pro forma	$.05	$.07

       The fair value of each option granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	2000	1999
Dividend yield	0%	0%
Expected volatility	96%	94%
Risk-free interest rate	6.5%	6.0%
Expected lives	5 years	5 years

Note 9 - Income taxes:
        The provision for income taxes in 2000 and 1999 consists of the following:

	2000	1999
Current:
Federal	$ 135,700	$ 145,300
State	40,000 --------------	38,800 ---------------
	175,700 --------------	184,100 ---------------
Deferred:
Federal	14,200	(40,200)
State	2,800 -------------	(9,800) --------------
	17,000 -------------	(50,000) --------------
Totals	$ 192,700 ========	$ 134,100 ========

Note 9 - Income taxes (concluded):

       Significant components of the Company's deferred tax assets and liabilities as of June 30, 2000 and 1999 are shown below:

	2000	1999
Deferred tax assets due to accrued vacation
expense and allowance for doubtful accounts	$ 69,000	$ 72,000
Deferred tax liabilities due to book and tax
depreciation expense differences	(36,000) -------------	(22,000) -------------
Net deferred tax assets	$ 33,000 =======	$ 50,000 =======

       The expected Federal income tax provision, computed based on the Company's pre-tax income in 2000 and 1999 and the statutory Federal income tax rate, is reconciled to the actual tax provision reflected in the accompanying financial statements as follows:

	2000	1999
Expected tax provision at statutory rates	$146,900	$ 145,500
Decrease resulting from change in valuation
allowance on net deferred Federal tax assets		(40,000)
Other	3,000 ------------	(400) --------------
Total	$149,900 =======	$ 105,100 ========

Note 10- Defined contribution plans:

       The Company sponsors defined contribution plans for the benefit of those employees that meet the eligibility requirements. During 2000 and 1999, the Company sponsored a deferred savings and profit sharing plan (the "401(k) Plan") under Section 401(k) of the Internal Revenue Code (the "Code"). Participating employees make voluntary contributions to the 401(k) Plan. The Company also makes discretionary contributions to the 401(k) Plan. All contributions are subject to certain limits set forth in the Code. The Company had agreed to match 50% of each employee's annual contributions, provided the matching amount did not exceed 3% of the employee's annual compensation. Contributions to the 401(k) Plan by the Company totaled $40,968 and $73,099 in 2000 and 1999, respectively.

       On July 1, 1999, the Board of Directors restructured the Company's defined contribution plans and, among other things, established an Employee Stock Ownership Plan (the "ESOP") for the benefit of those employees that meet the eligibility requirements. In addition, the Board of Directors authorized the elimination of the matching contributions to the 401(k) Plan effective as of January 1, 2000.

Note 10- Defined contribution plans (concluded):
        During 2000, the Board of Directors authorized the Trustee of the ESOP to purchase 130,060 shares of the Company's outstanding common stock (including the purchase of 107,000 shares from one of the Company's directors) for $130,060 or $1.00 per share. The purchase price was based on the estimated fair value of the shares as determined through an independent appraisal. The ESOP financed the purchase of the common stock through loans from the Company bearing interest at 10% that have no specific due dates. The common stock held by the ESOP is released for allocation to the participating employees as contributions are made at the discretion of the Company. The Company accounts for the contributions to the ESOP based on the fair value of the common stock at the time the shares are released and reflects the cost of the unreleased shares as unearned ESOP compensation, which is shown separately as a reduction of stockholders' equity in the balance sheet. The Company charged $45,137 to compensation expense for the fair value of 45,137 shares of common stock released to the ESOP on a discretionary basis for allocation to employees during 2000, and it has reflected the cost of $84,923 for the 84,923 unallocated shares as unearned ESOP compensation in the accompanying balance sheet as of June 30, 2000.

Note 11- Contingencies:
        The Company is a party to a legal proceeding. In the opinion of management, this action is routine in nature and will not have any material adverse effect on the Company's financial statements in subsequent years.

Note 12- Fair value of financial instruments:
        The Company's material financial instruments at June 30, 2000 for which disclosure of estimated fair value is required by certain accounting standards consisted of cash, contract and other receivables, accounts payable and notes payable. In the opinion of management, (i) cash, contract and other receivables and accounts payable were carried at values that approximated their fair values because of their liquidity and/or their short-term maturities and (ii) notes payable were carried at values that approximated their fair values because they had interest rates equivalent to those currently prevailing for financial instruments with similar characteristics.

Note 13- Subsequent events:

        During July 2000, the Board of Directors agreed to grant options, effective as of June 30, 2001, to purchase 589,707 shares of common stock to specific employees subject to their ability to meet certain performance standards during the year ending June 30, 2001. These options will not be covered under the Plan (see Note 8).

SYS AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
JUNE 30, 2001 AND 2000

	2001	2000
ASSETS
Current assets:
Cash	$ 24,535	$ 311,044
Contract receivables, net of allowance for doubtful
accounts of $26,000	2,809,494	1,729,032
Other receivables	57,168	51,779
Deferred tax assets	106,000	69,000
Other current assets	30,000	100,265
Total current assets	3,027,197	2,261,120
Furniture and equipment, less accumulated depreciation and
amortization of $693,391 and $601,875	434,289	282,111
Capitalized software, net of accumulated amortization of $44,087
and $28,594	259,737	251,817
Other assets	18,580	17,330
Totals	$3,739,803 ========	$2,812,378 ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Borrowings under bank line of credit	$ 720,127	$ 211,946
Accounts payable	163,437	224,965
Accrued payroll and related taxes	526,396	322,782
Income taxes payable	137,844	125,292
Other accrued liabilities	22,921	93,579
Current portion of related party note payable	10,000	38,799
Current portion of note payable	36,319
Current portion of capital lease obligations	43,873	13,296
Total current liabilities	1,660,917	1,030,659
Note payable, net of current portion	39,834	226,743
Related party note payable, net of current portion	20,800
Capital lease obligations, net of current portion	114,366	30,941
Deferred tax liabilities	25,000	36,000
Total liabilities	1,860,917	1,324,343
Commitments and contingencies
Stockholders' equity:
4% convertible preferred stock, $.50 par value; 250,000 shares
authorized; 110,000 shares issued and outstanding	55,000	55,000
9% convertible preference stock, $1.00 par value; 2,000,000 shares
authorized; 69,781 Series B shares issued and outstanding	69,781	69,781
Common stock, no par value; 48,000,000 shares authorized;
3,362,732 shares issued and outstanding	662,732	532,732
Unearned ESOP compensation	(53,308)	(84,923)
Retained earnings	1,144,681	915,445
Total stockholders' equity	1,878,886	1,488,035
Totals	$3,739,803 ========	$2,812,378 ========

See Notes to Consolidated Financial Statements.

SYS AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED JUNE 30, 2001 AND 2000

	2001	2000
Contract revenues	$11,614,341	$10,398,793
Costs and expenses:
Contract costs	9,923,412	9,500,991
General and administrative expenses	1,200,068	758,219
Totals	11,123,480	10,259,210
Income from operations	490,861	139,583
Other (income) expense:
Interest income	(10,350)	(15,204)
Interest expense	95,632	35,574
(Gain) loss on sale and disposition of equipment	(957)	3,131
Totals	84,325	23,501
Income before income taxes	406,536	116,082
Provision for income taxes	165,000	192,700
Net income (loss)	241,536	(76,618)
Preferred dividends requirements	8,480	8,480
Net income (loss) applicable to common stock	$ 233,056 ========	$ (85,098) ========
Basic net income (loss) per common share	$ 0.07 ========	$ (0.03) ========
Diluted net income (loss) per common share	$ 0.07 ========	$ (0.03) ========

See Notes to Consolidated Financial Statements.

                                                                                                     SYS AND SUBSIDIARY

                                                                                  STATEMENTS OF STOCKHOLDERS' EQUITY
                                                                                       YEARS ENDED JUNE 30, 2001 AND 2000
	Convertible Preferred Stock		Convertible Series B Preference Stock		Common Stock		Unearned ESOP	Retained
	Shares	Amount	Shares	Amount	Shares	Amount	Compensation	Earnings	Total
Balance, July 1, 1999	110,000	$55,000	69,781	69,781	3,436,732	$501,644		$1,117,351	$1,743,776
Issuance of common stock for cash					50,000	50,000			50,000
Cash dividends on 4% convertible preferred stock								(2,200)	(2,200)
Cash dividends on 9% convertible Series B preference stock								(15,691)	(15,691)
Purchase of 130,060 unearned ESOP shares							$(130,060)		(130,060)
Release of 45,137 ESOP shares for compensation							45,137		45,137
Shares returned in exchange for cancellation of receivable and issuance of stock options					(124,000)	(18,912)		(91,448)	(110,360)
Cash dividend to subsidiary shareholder								(15,949)	(15,949)
Net loss	--------	--------	------	--------	--------	--------	--------	(76,618)	(76,618)
Balance, June 30, 2000	110,000	55,000	69,781	69,781	3,362,732	532,732	(84,923)	915,445	1,488,035
Cash dividends on 4% convertible preferred stock								(2,200)	(2,200)
Cash dividends on 9% convertible Series B preference stock								(6,280)	(6,280)
Release of 31,615 ESOP shares for compensation							31,615		31,615
Cash dividend to subsidiary shareholder								(3,820)	(3,820)
Issuance of options for related party note payable						130,000			130,000
Net income	--------	--------	--------	--------	--------	--------	--------	241,536	241,536
Balance, June 30, 2001	110,000 ========	$55,000 ========	69,781 =======	$69,781 ========	3,362,732 ==========	$662.732 ========	$ (53,308) =========	$1,144,681 =========	$1,878,886 ==========

See Notes to Consolidated Financial Statements.

SYS AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED JUNE 30, 2001 AND 2000

	2001	2000
Operating activities:
Net income (loss)	$ 241,536	$ (76,618)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	175,381	144,051
(Gain) loss on sale and disposition of equipment	(957)	3,131
Issuance of common stock and options in connection with restructured
note receivable		13,640
Accretion of debt discount	10,800
Release of ESOP shares for compensation	31,615	45,137
Deferred income taxes	(48,000)	17,000
Write-off of notes receivable, including accrued interest	35,078
Changes in operating assets and liabilities:
Contract receivables	(1,080,462)	230,783
Other receivables	(5,389)	(50,855)
Other current assets	35,187	70,686
Other assets	(1,250)	(798)
Accounts payable	(61,528)	(237,688)
Accrued payroll and related taxes	203,614	(11,413)
Income taxes payable	12,552	(3,390)
Other accrued liabilities	(70,658)	(23,203)
Net cash provided by (used in) operating activities	(522,481)	120,463
Investing activities:
Acquisition of furniture and equipment	(232,844)	(115,114)
Proceeds from sale of equipment	42,946	9,793
Purchase of unearned ESOP shares		(130,060)
Capitalization of software costs	(23,414)	(235,446)
Net cash used in investing activities	(213,312)	(470,827)
Financing activities:
Net line of credit borrowings	508,181	153,526
Proceeds from notes payable		257,000
Payments of notes payable	(39,389)	(91,786)
Payments of capital lease obligations	(7,208)	(11,422)
Payments of dividends	(8,480)	(17,891)
Cash dividend to subsidiary shareholder	(3,820)	(15,949)
Proceeds from issuance of common stock	--------	50,000
Net cash provided by financing activities	449,284	323,478
Net decrease in cash	(286,509)	(26,886)
Cash, beginning of year	311,044	337,930
Cash, end of year	$ 24,535 ========	$ 311,044 ========
Supplemental disclosure of cash flow data:
Interest paid	$ 84,832 ========	$ 35,574 ========
Income taxes paid	$ 69,449 ========	$ 178,800 ========
Supplemental disclosure of noncash investing and financing activities:
Acquisition of equipment under capital lease obligations	$ 121,210 ========
Issuance of options granted in connection with related party note payable	$ 130,000 ========

See Notes to Consolidated Financial Statements.

SYS AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Organization and summary of significant accounting policies:

    Organization:

        SYS was incorporated in 1966 in the State of California. SYS provides management and technical services in systems planning, management and analysis, systems engineering, naval architecture, marine engineering, ordnance engineering, logistics analysis and engineering, operations analysis, hazardous materials reduction studies, computer systems analysis, office automation, information management systems and related support services. SYS also provides hardware integration and fabrication services.

        Testmasters, Inc., specializes in establishing and deploying effective software testing methodologies and disciplines. Testmasters' Testing and Quality Assurance focus is to provide their clients early warnings to issues or processes that will inhibit the success of the project. Since Testmasters' entire business focus is quality assurance and testing, the completion of each assignment adds to its wealth of expertise, experience and understanding of real world project dynamics and potential impediments to their success. These services include: Independent Verification and Validation; test planning; test procedures development; test life cycle development and practices assessment (policies and procedures); test tool selection; and quality assurance training. Some current and past clients include: Bank of America, California Federal, Sanwa Bank, Ameriquest Mortgage, Sony Pictures Entertainment, California Power Exchange, and Thomson Corporation.

    Principles of consolidation:

        The consolidated financial statements include the accounts of SYS and its wholly-owned subsidiary, Testmasters, Inc. (collectively, the "Company"). All significant intercompany accounts and transactions are eliminated in consolidation.

    Use of estimates:

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

    Revenue recognition:

        Generally, revenues are derived from contracts with agencies of the U.S. Government. Revenues on fixed-price contracts are recorded on the percentage of completion method in the ratio that costs incurred bear to total estimated costs at completion. Revenues on cost-reimbursement contracts are recorded as costs are incurred and include estimated earned fees in the proportion that costs or hours incurred to date bear to total estimated costs or hours, respectively, as specified by each contract. Contract costs, including indirect costs, on certain U.S. Government contracts are subject to audit by the Defense Contract Audit Agency (the "DCAA") before final acceptance. Revenues have been recorded at amounts expected to be realized upon final settlement. Anticipated contract losses are recognized in the period in which they are identified.

SYS AND SUBSIDIARY

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Organization and summary of significant accounting policies (continued):

    Software development costs:

        Software development costs are capitalized upon the establishment of technological feasibility. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs requires considerable judgment by management with respect to certain external factors such as anticipated future revenue, estimated economic life, and changes in software and hardware technologies. Capitalized software development costs are amortized using the straight-line method over five years.

    Furniture and equipment:

        Furniture and equipment are carried at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets, which range from 3 to 10 years. Leasehold improvements are amortized over the shorter of the useful lives of the assets or the lease term. Furniture and equipment include assets under capital leases with a cost of $242,442 and $136,882 and accumulated amortization of $113,179 and $98,240 at June 30, 2001 and 2000, respectively.

    Impairment of long-lived assets:

        Impairment losses on long-lived assets are recognized when events or changes in circumstances indicate that the undiscounted cash flows estimated to be generated by such assets are less than their carrying value and, accordingly, all or a portion of such carrying value may not be recoverable. Impairment losses are then measured by comparing the fair value of assets to their carrying amounts.

    Stock options:

        In accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), the Company will only recognize compensation costs as a result of the issuance of stock options to employees based on the excess, if any, of the fair value of the underlying stock at the date of grant or award (or at an appropriate subsequent measurement date) over the amount the employee must pay to acquire the stock. Therefore, the Company will not be required to recognize compensation expense as a result of any grants of stock options to employees at an exercise price that is equivalent to or greater than fair value. The Company will also make pro forma disclosures, as required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), of net income or loss as if a fair value based method of accounting for stock options had been applied.

SYS AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Organization and summary of significant accounting policies (continued):

    Earnings (loss) per common share:

        Basic earnings (loss) per common share is calculated by dividing net income (loss) applicable to common stock by the weighted average number of common shares outstanding during the period. The calculation of diluted earnings per common share is similar to that of basic earnings per common share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if all potentially dilutive common shares, principally those issuable upon the conversion of preferred stock and the exercise of stock options, were issued during the period.

        The following table summarizes the calculation of basic and diluted earnings (loss) per common share for each period:

	2001	2000
Numerators:
Net income (loss) (A)	$ 241,536	$ (76,618)
Deduct preferred dividend requirements	8,480	8,480
Net income (loss) applicable to common
stock (B)	$ 233,056 ========	$ (85,098) ========
Denominators:
Weighted average shares for basic net
earnings per common share (C)	3,307,166	3,371,743
Add effects of dilutive securities from
assumed exercise of stock options
and application of treasury stock method	176,339
Weighted average shares for diluted net
earnings (loss) per common share (D)	3,483,505 ========	3,371,743 ========
Basic net earnings (loss) per common
share (B/ C)	$0.07 ========	$(0.03) ========
Diluted net earnings per common share (B/ D)	$0.07 ========

        For 2000, diluted earnings per share have not been presented because the assumed exercise of the Company's outstanding options would be antidilutive.

SYS AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Organization and summary of significant accounting policies (concluded):

    Income taxes:

        The Company accounts for income taxes pursuant to the asset and liability method which requires deferred income tax assets and liabilities to be computed for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The income tax provision is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Note 2 - Significant concentrations of credit risk:

    The Company grants credit to customers. Its primary customers are agencies of the U.S. Government. Management believes that the exposure to credit risk from agencies of the U.S. Government is insignificant.

    The Company maintains its cash balances primarily in one financial institution. As of June 30, 2000, cash balances exceeded the Federal Deposit Insurance Corporation limitation for coverage of $100,000 by $207,334. Exposure to credit risk is reduced by placing such deposits with a major financial institution and monitoring its credit rating.

Note 3 - Contract receivables:

    Contract receivables consist of the following at June 30, 2001 and 2000:

	2001	2000
Amounts billed, less allowance for doubtful
accounts of $7,000	$1,036,447	$ 721,713
Recoverable costs and accrued profit on
progress completed - not billed	787,188	314,799
Retentions, due upon completion of contracts	198,532	157,653
Recoverable costs subject to closure of
contracts - not billed, less allowance
for doubtful accounts of $19,000	787,327	534,867
Totals	$2,809,494 ========	$1,729,032 ========

    At June 30, 2001, recoverable costs and accrued profit on progress completed - not billed consisted of amounts billed in July 2001. The balances comprising receivables pursuant to retainage provisions will be due upon completion of the contracts and acceptance by the customer; based on the Company's experience with similar contracts in recent years, the balances at June 30, 2001 are expected to be collected in fiscal 2002 and 2003.

SYS AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Contract receivables (concluded):

    Recoverable costs subject to closure of contracts - not billed consisted primarily of revenues recognized on specific delivery orders as a result of actual indirect expense rates exceeding the DCAA approved billing rates. These receivables will be due upon closure of the specific delivery orders or the contracts. The Company does not recognize revenues in excess of the allowable funding limitations on each delivery order or contract.

Note 4 - Other receivables and related party transactions:

    As of June 30, 1999, the Company had noninterest bearing `receivables totaling $124,924 from a company (the "Former Affiliate") in which one of the Company's former directors held an ownership interest. The receivable arose primarily from loans to the Former Affiliate and expenses incurred on behalf of the Former Affiliate in connection with the Former Affiliate's efforts to collect certain accounts receivable.

    During the period from July 1, 1999 to September 21, 1999, the balance of the receivable from the Former Affiliate had increased to approximately $179,000. On that date, the Company, the Former Affiliate and the former director entered into certain agreements resulting in the resignation of the former director and the issuance of a promissory note by the Former Affiliate and the former director with respect to the payment of the $179,000 balance due to the Company. The note, which had a stated interest rate of 10%, was originally scheduled to mature on December 31, 1999, was guaranteed by the former director and was collateralized by certain of the Former Affiliate's accounts receivable and 124,000 shares of the Company's common stock owned by the former director.

    The note was not repaid on the date due and the Company foreclosed on the 124,000 shares. The shares had a fair value of approximately $124,000 at the time of the foreclosure and, accordingly, the balance due from the Former Affiliate was reduced by that amount. In addition, the Company, the Former Affiliate and the former director entered into certain other agreements resulting in the issuance of a promissory note by the Former Affiliate and the former director with respect to the payment of the remaining $55,000 balance due to the Company and the issuance by the Company of an option for the purchase of 124,000 shares of its common stock by the former director at $1.00 per share (see Note 8). The new note, which also bore interest at 10% and was guaranteed by the former director and collateralized by certain of the Former Affiliate's accounts receivable, was initially due on June 30, 2000. During 2001 and 2000, the Company collected approximately $21,200 on the new note. At June 30, 2001, the Company wrote-off the remaining balance of approximately $35,000, including accrued interest, as management believes the ultimate collectibility of the remaining balance was unlikely.

SYS AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 - Line of credit:

    At June 30, 2001, the Company had an outstanding balance of $720,127, including accrued interest under an $850,000 revolving line of credit provided by a bank which was to expire on October 15, 2001. On September 17, 2001, the borrowing limit increased to $1,500,000. The borrowings under the line of credit are limited to 80% of qualifying contract receivables, collateralized by substantially all of the assets of the Company, as amended, and bore interest at 1.0% above a specified prime rate. Among other things the terms of the line of credit agreement require the Company to maintain certain financial ratios and reporting requirements. Although the Company was not in compliance with certain reporting requirements under the agreement, the bank has not called the loan as of October 4, 2001.

Note 6 - Notes payable:

    The Company has a note payable to a related party with a gross outstanding balance of $150,000 as of June 30, 2001. This note, as amended, bears interest at 10% and matures on October 15, 2003. In addition, the noteholder was granted incentive and restrictive stock options to purchase 250,000 shares of common stock at a price of $1.00 per share, the market value of the Company's common stock at the grant date. The options vest immediately and expire 30 days after the final payment of the note. The options had a fair value of $130,000 as of the date of issuance; accordingly, the Company has discounted the note by $130,000 and is amortizing the discount over the term of the note. The Company recognized $10,800 of additional interest expense in the accompanying consolidated statement of operations for the year ended June 30, 2001 related to the accretion of this debt discount. As a result, the carrying value of the note payable was $30,800 at June 30, 2001. Principal amounts due under the obligation in years subsequent to June 30, 2001 are as follows:

Fiscal Year
Ending	Amount
2002	$50,000
2003	75,000
2004	25,000

    As of June 30, 2001, the Company has notes payable to a bank with an aggregate principal balance of $76,153. These notes bear interest at effective rates ranging from 10.25% to 10.50%. The terms of the notes require the Company to maintain certain financial ratios with which the Company was in compliance. Principal amounts due under these obligations in years subsequent to June 30, 2001 are as follows:

Fiscal Year
Ending	Amount
2002	$36,319
2003	39,834

SYS AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 - Commitments

         Leases:

    On May 7, 2001, Linda Gagnon, Senior Vice President - East Coast operations, executed an Employment Agreement with the Company.  This Agreement terminates on June 30, 2004 and provides for a salary of $145,000 per annum, an incentive compensation plan and the granting of 40,000 stock options at a price of one dollar ($1.00) per share.

    The Company has noncancelable operating leases for its offices which expire at various dates through July 2006. Certain leases provide for increases in the minimum lease payments based on fluctuations in various price indices. Rent expense under all operating leases totaled $327,500 and $298,300 in 2001 and 2000, respectively.

    The Company also leased certain computer equipment under capital leases which expire in August 2005.

    Annual future minimum lease payments under noncancelable operating and capital leases with initial terms of one year or more as of June 30, 2001 are as follows:

	Operating	Capital
	Leases	Leases
2002	$ 493,000	$ 58,070
2003	457,000	52,574
2004	232,400	38,114
2005	141,600	34,467
2006	137,000	4,871
Totals	$1,461,000 =========	188,096
Less amounts representing interest		29,857
Present value of minimum lease payments		158,239
Less current portion		43,873
Long-term portion		$114,366 ========

Note 8 - Stockholders' equity:

       Convertible preferred stock:

        The Company has been authorized to issue up to 250,000 shares of nonvoting convertible preferred stock with a par value of $.50 per share, of which 110,000 shares had been issued at June 30, 2001. Cumulative dividends on such shares are payable at the annual rate of 4%. Each share is convertible into one share of common stock upon the payment of $6.50 per share and redeemable at the option of the Company at its par value plus accrued dividends. At June 30, 2001, there were 110,000 shares of common stock reserved for issuance upon conversion of outstanding preferred stock. In the event of the Company's liquidation, the holders of the preferred stock are entitled to $.50 per share plus all accumulated and unpaid dividends.

        Cash dividends paid on the preferred stock totaled $2,200 in both 2001 and 2000.

SYS AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 - Stockholders' equity (continued):

    Convertible preference stock:

        The Company has been authorized to issue up to 2,000,000 shares of preference stock, of which 139,561 shares were designated as Series B 9% cumulative convertible callable nonvoting preference stock ($1.00 par value) and issued in 1996. Payments of dividends on the preference stock are subordinate to the payment of dividends on the 4% preferred stock. Each share of preference stock, without any cumulative dividends, had been convertible into two shares of common stock until a maximum of 139,561 common shares had been issued upon conversion of 69,781 shares of preference stock. During 1999, a total of 864 shares of preference stock were converted into 1,728 shares of common stock, and the maximum number of shares had been converted. Accordingly, 69,781 shares of preference stock remained outstanding as of June 30, 2001 and 2000. Cash dividends paid on the preference stock totaled $6,280 and $15,691 in 2001 and 2000, including dividends in arrears of $9,429 in 2000, respectively. In the event of the Company's liquidation, the holders of the preference stock are entitled to $1.00 per share plus all accumulated and unpaid dividends.

Incentive stock option and restricted stock plan:

    On August 20, 1996, the Company's Board of Directors adopted the SYS 1997 Incentive Stock Option and Restricted Stock Plan (the "Plan"), which was modified and ratified by the Company's stockholders during 1998. The Plan provides for grants by the Board of Directors of incentive stock options to purchase up to 1,750,000 shares of common stock to employees and grants of restricted stock options to purchase up to 450,000 shares of common stock to directors and consultants. Restricted stock options for the purchase of 276,000 and 54,387 shares were granted in 2001 and 2000, respectively. Incentive stock options for the purchase of 835,000 and 5,000 shares were granted in 2001 and 2000, respectively. Options cannot be granted under the Plan at less than 100% of the fair market value on the date of grant. Options vest at such time and under such conditions as determined by the Board of Directors at the time of grant.

    Other stock options:

        As explained in Note 4, during the year ended June 30, 2000, the Company granted an option that is not covered under the Plan for the purchase of 124,000 shares of its common stock to a former director in connection with the restructuring of the Company's short-term note receivable from the Former Affiliate and the former director. The option was exercisable at $1.00 per share and expired on June 30, 2001. The Company included a noncash charge of $13,640 in general and administrative expenses based on the estimated fair value of the option at the date of grant. The fair value of the option was determined based on the provisions of SFAS 123 using the Black-Scholes option-pricing model.

SYS AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 - Stockholders' equity (continued):

    Additional required disclosures related to stock options:

        The following table summarizes certain information regarding stock options at June 30, 2001 and 2000:

	2001		2000
		Weighted		Weighted
	Shares	Average	Shares	Average
	or Price	Exercise	or Price	Exercise
	Per Share	Price	Per Share	Price
Options outstanding at
beginning of year	653,345	$0.78	492,445	$0.71
Options granted	1,111,000	$1.05	183,387	$0.94
Options cancelled	(124,000)	$1.00	(22,487)	$0.56
Options outstanding at
end of year	1,640,345 ========	$0.94	653,345 ========	$0.78
Option price range at end of year	$0.47 to $1.25		$0.47 to $1.00
Weighted average fair value of
options granted during the year	$0.71 ========		$0.62 ========

    The following table summarizes information about stock options outstanding at June 30, 2001, all of which were at fixed prices:
		Weighted
		Average	Weighted		Weighted
Range of		Remaining	Average		Average
Exercise	Number	Contractual	Exercise	Options	Exercise
Prices	Outstanding	Life	Price	Exercisable	Price
$0.47 - $0.68	116,545	2.6 Years	$0.63	94,945	$0.63
$0.71 - $0.97	412,300	1.9 Years	0.75	325,800	0.76
$1.00 - $1.25	1,111,500	3.9 Years	1.05	378,571	1.01
	1,640,345 ========			799,316 ========

    At June 30, 2001, the Company was authorized to grant incentive stock options and restricted stock options for the purchase of 559,000 and 655 shares of common stock, respectively.

SYS AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 - Stockholders' equity (concluded):

    Additional required disclosures related to stock options (concluded):

        Since the Company has adopted the disclosure-only provisions of SFAS 123 and all of the stock options granted to its employees were granted at the fair market value on the date of grant, no compensation cost was recognized in the accompanying consolidated financial statements for those stock options. Had compensation cost been determined based on the fair value at the grant date for all awards to employees consistent with the provisions of SFAS 123, the Company's net income (loss) and net earnings (loss) per common share would have been reduced (increased) to the pro forma amounts set forth below:

	2001	2000
Net income (loss) - as reported	$241,536	$ (76,618)
Net income (loss) - pro forma	79,979	(145,329)
Basic and diluted earnings (loss) per common
share - as reported	$.07	$(.03)
Basic and diluted income (loss) per common
share - pro forma	$.02	$(.04)

    The fair value of each option granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	2001	2000
Dividend yield	0%	0%
Expected volatility	90%	96%
Risk-free interest rate	6.5%	6.5%
Expected lives	2 to 5 years	5 years

Note 9 - Income taxes:

    The provision for income taxes in 2001 and 2000 consists of the following:

	2001	2000
Current:
Federal	$ 168,000	$ 135,700
State	45,000	40,000
	213,000	175,700
Deferred:
Federal	(41,000)	14,200
State	(7,000)	2,800
	(48,000)	17,000
Totals	$ 165,000 ========	$ 192,700 ========

SYS AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 - Income taxes (concluded):

    Significant components of the Company's deferred tax assets and liabilities as of June 30, 2001 and 2000 are shown below:

	2001	2000
Deferred tax assets due to accrued vacation
expense and allowance for doubtful accounts	$106,000	$ 69,000
Deferred tax liabilities due to book and tax
depreciation expense differences	(25,000)	(36,000)
Net deferred tax assets	$ 81,000 ========	$ 33,000 ========

    The expected income tax provision, computed based on the Company's pre-tax income in 2001 and 2000 and the statutory Federal income tax rate, is reconciled to the actual tax provision reflected in the accompanying consolidated financial statements as follows:

	2001	2000
Expected tax provision at statutory rates	$138,200	$ 39,500
Loss of subsidiary acquired in a pooling of
interests transaction	27,800	122,200
State taxes, net of Federal benefit	25,000	28,000
Other	(26,000)	3,000
Totals	$165,000 ========	$192,700 ========

Note 10- Defined contribution plans:

    The Company sponsors defined contribution plans for the benefit of those employees that meet the eligibility requirements. During 2001 and 2000, the Company sponsored a deferred savings and profit sharing plan (the "401(k) Plan") under Section 401(k) of the Internal Revenue Code (the "Code"). Participating employees make voluntary contributions to the 401(k) Plan. The Company also makes discretionary contributions to the 401(k) Plan. All contributions are subject to certain limits set forth in the Code. The Company had agreed to match 50% of each employee's annual contributions provided the matching amount did not exceed 3% of the employee's annual compensation. Contributions to the 401(k) Plan by the Company totaled $40,968 in 2000.

    On July 1, 1999, the Board of Directors restructured the Company's defined contribution plans and, among other things, established an Employee Stock Ownership Plan (the "ESOP") for the benefit of those employees that meet the eligibility requirements. In addition, the Board of Directors authorized the elimination of the matching contributions to the 401(k) Plan effective as of January 1, 2000.

SYS AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10- Defined contribution plans (concluded):

    During 2000, the Board of Directors authorized the Trustee of the ESOP to purchase 130,060 shares of the Company's outstanding common stock (including the purchase of 107,000 shares from one of the Company's directors) for $130,060 or $1.00 per share. The purchase price was based on the estimated fair value of the shares as determined through an independent appraisal. The ESOP financed the purchase of the common stock through loans from the Company bearing interest at 10% that have no specific due dates. The common stock held by the ESOP is released for allocation to the participating employees as contributions are made at the discretion of the Company. The Company accounts for the contributions to the ESOP based on the fair value of the common stock at the time the shares are released and reflects the cost of the unreleased shares as unearned ESOP compensation, which is shown separately as a reduction of stockholders' equity in the consolidated balance sheet. The Company charged $31,615 and $45,137 to compensation expense for the fair value of 31,615 and 45,137 shares of common stock released to the ESOP on a discretionary basis for allocation to employees during 2001 and 2000, and it has reflected the cost of $53,308 and $84,923 for the 53,308 and 84,923 unallocated shares as unearned ESOP compensation in the accompanying consolidated balance sheets as of June 30, 2001 and 2000. The fair value of the 53,308 unallocated shares was approximately $66,600 as of June 30, 2001. As of June 30, 2000, the cost was equal to the fair value of the unallocated shares.

    During 2001, the Company made contributions in common stock to the ESOP totaling approximately $96,000, which was charged to compensation expense. The amount contributed is paid by issuing the Company's common stock. These shares were issued subsequent to the balance sheet date.

Note 11- Fair value of financial instruments:

    The Company's financial instruments at June 30, 2001 for which disclosure of estimated fair value is required consisted of cash, contract and other receivables, accounts payable and notes payable. In the opinion of management, (i) cash, contract and other receivables and accounts payable were carried at values that approximated their fair values because of their liquidity and/or their short-term maturities and (ii) notes payable were carried at values that approximated their fair values because they had interest rates equivalent to those currently prevailing for financial instruments with similar characteristics.

Note 12- Business combinations:

    On May 4, 2001, a business combination between Testmasters, Inc. and SYS was completed, whereupon SYS exchanged 200,000 shares of its common stock for all of Testmasters, Inc. outstanding common stock. The transaction was accounted for as a pooling of interests. As a result, Testmasters, Inc. became a wholly-owned subsidiary of SYS. The accompanying consolidated financial statements for 2001 prepared as if the companies were combined for the full year, and financial statements of the prior year have been restated to give effect to the consolidation.

SYS AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12- Business combinations (concluded):

    Summarized results of operations of SYS and Testmasters, Inc. for the period from July 1, 2000 to May 4, 2001, the date of acquisition, are as follows:

	SYS	Testmasters, Inc.
Revenues	$8,530,297	$1,011,540
Net income (loss)	257,794	(50,533)

    The following is a reconciliation of the amounts of revenues and net income (loss) previously reported for 2000 with restated amounts:

	Revenues	Net Income (Loss)
As previously reported	$ 7,486,401 ==========	$ 239,295 ==========
Testmasters, Inc.	$ 2,912,392	$(315,913)
SYS	7,486,401	239,295
As restated	$10,398,793 ==========	$ (76,618) ==========

Note 13- Segment information:

    The Company reports segment sales in the same format reviewed by the Company's Chief Operating Decision Maker ("CODM"). The CODM identifies the Company's segments based on the customer base. These segments offer services to different markets in accordance with their customer base. Accordingly, the Company's two business segments are centered on the operations associated with the SYS Division and the Testmasters Division. All of the Company's operations are conducted in the United States. The Company evaluates the performance of each segment based on income or loss before income taxes. The Company has no significant intersegment sales or transfers.

SYS AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13- Segment information (concluded):

    Net revenues, income (loss) before provision for income taxes and other related segment information for the years ended June 30, 2001 and 2000 follows:

	SYS	Testmasters, Inc.	Total
2001
Net revenues	$10,514,875	$1,099,466	$11,614,341
Income (loss) before
provision for income taxes	484,070	(77,534)	406,536
Depreciation and amortization	138,051	37,330	175,381
Total assets	3,392,878	346,925	3,739,803
Additions to furniture and equipment	354,054		354,054
2000
Net revenues	$7,486,401	$2,912,392	$10,398,793
Income (loss) before
provision for income taxes	431,995	(315,913)	116,082
Depreciation and amortization	86,896	57,155	144,051
Total assets	2,073,798	738,580	2,812,378
Additions to furniture and equipment	85,864	29,250	115,114

PART I
FINANCIAL INFORMATION
Item 1.  Financial Statements
SYS
CONDENSED CONSOLIDATED BALANCE SHEET

March 30, 2002
ASSETS	(Unaudited)
Current assets: Cash Contract receivables, net Deferred tax assets Other current assets	$ 312,000 4,751,000 106,000 135,000 -------------
Total current assets	5,304,000
Furniture and equipment, net Capitalized software, net Other assets	642,000 579,000 158,000 -------------
$ 6,683,000 =========
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable
     Accrued payroll and related taxes
     Other accrued liabilities
     Current portion of related party note payable
     Current portion of other notes payable
     Current portion of capital lease obligations
$ 463,000 1,055,000 36,000 10,000 205,000 40,000 ------------
Total current liabilities	1,809,000
Notes payable, net of current portion Related party note payable, net of current portion Capital lease obligations, net of current portion Deferred tax liabilities	1,305,000 41,000 112,000 25,000 -----------
Total liabilities	3,292,000 ------------
Stockholders' equity:
      4% convertible preferred stock; 110,000 shares
          issued and outstanding
     9% convertible preference stock; 69,781 shares
          issued and outstanding
     Common stock; 4,894,010 shares issued and
          outstanding
     Unearned ESOP compensation
     Loans to Company officers
     Retained earnings
55,000 70,000 1,977,000 (53,000) (64,000) 1,406,000 ------------
Total stockholders' equity	3,391,000 ------------
$ 6,683,000 =========

SYS
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended		Nine months ended
	March 30, 2002	March 31, 2001	March 30, 2002	March 31, 2001
Contract revenues	$ 4,653,000 -------------	$ 2,922,000 -------------	$ 11,668,000 --------------	$ 8,412,000 --------------
Costs and expenses: Contract costs General and administrative	4,025,000 512,000 -------------	2,366,000 568,000 -------------	10,024,000 1,105,000 ---------------	6,645,000 1,438,000 --------------
Totals	4,537,000	2,934,000 -------------	11,129,000 ---------------	8,083,000 --------------
Income (loss) from operations	116,000 --------------	(12,000) --------------	539,000 ---------------	329,000 --------------
Other (income) expenses: Interest income Interest expense Gain on sale and disposition of equipment	(8,000) 33,000 0 -------------	(1,000) 15,000 0 -------------	(10,000) 101,000 (5,000) --------------	(7,000) 54,000 0 --------------
Totals	25,000 --------------	14,000 -------------	86,000 --------------	47,000 --------------
Income (loss) before income taxes	91,000	(26,000)	453,000	282,000
Provision for income taxes	39,000 --------------	26,000 -------------	184,000 --------------	135,000 -------------
Net income (loss)	52,000	(52,000)	269,000	147,000
Dividends on preferred shares	3,000 --------------	3,000 ------------	7,000 -------------	7,000 ------------
Net income (loss) applicable to common stock	$ 49,000 ===========	$ (55,000) =========	$ 262,000 =========	$ 140,000 =========
Basic earnings (loss) per common share	$ 0.01 ===========	$ (0.02) =========	$ 0.07 =========	$ 0.04 =========
Diluted earnings (loss) per common share	$ 0.01 ===========	$ (0.02) =========	$ 0.06 =========	$ 0.04 =========

SYS
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

Nine months ended
	March 30, 2002	March 31, 2001
Operating activities:
     Net income
     Adjustments to reconcile net income to net cash
     used in operating activities:
          Depreciation and amortization
          Gain on sale and disposition of equipment
          Release of ESOP shares for compensation
          Changes in operating assets and liabilities:
               Contract receivables
               Other receivables
               Other current assets
               Other assets
               Accounts payable
               Accrued payroll and related taxes
               Income taxes payable
               Other accrued liabilities
	$ 269,000 153,000 (5,000) 0 (1,848,000) 56,000 (100,000) (139,000) 299,000 524,000 (138,000) 10,000 -------------	$ 147,000 121,000 0 29,000 (471,000) 18,000 51,000 (65,000) (76,000) 241,000 (65,000) (75,000) -------------
Net cash used in operating activities	(919,000) ------------	(145,000) -------------
Investing activities: Acquisition of furniture and equipment Proceeds from sale of equipment Capitalization of software costs Net cash, acquired in acquisition	(290,000) 5,000 (319,000) 165,000 ------------	(144,000) 0 (3,000) 0 ------------
Net cash used in investing activities	(439,000) ------------	(147,000) ------------
Financing activities:
     Net line of credit borrowings
     Proceeds from private offering and note payable
     Payments on other notes payable and capital leases
     Payments of stock dividends
     Proceeds from issuance of common shares
Proceeds from exercise of stock options	(720,000) 1,410,000 (52,000) (7,000) 999,000 15,000 ------------	47,000 0 (37,000) (7,000) 0 0 -----------
Net cash provided by financing activities	1,645,000 -----------	3,000 -----------
Net increase (decrease) in cash Cash at beginning of period	287,000 25,000 -----------	(289,000) 311,000 -----------
Cash at end of period	$ 312,000 ===========	$ 22,000 ==========
Supplemental disclosure of cash flow data: Interest paid	$ 101,000 ===========	$ 32,000 ==========
Income taxes paid	$ 317,000 ===========	$ 200,000 ==========
Supplemental disclosure of noncash investing and financing activities: Loans to Company officers	$ 64,000 ===========
Acquisition of equipment under capital lease obligations	$ 26,000 ===========

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1)     In the opinion of the Registrant, the unaudited financial information in this report reflects all adjustments, consisting only of normal recurring accruals, which are considered necessary for a fair presentation of its financial position as of March 30, 2002 and its results of operations and cash flows for the periods shown. Certain information and footnote disclosures normally included in financial statements prepared in conformity with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to SEC regulations. It is suggested that these financial statements be read in conjunction with the audited financial statements included in the Registrant's Report on Form 10-KSB for the fiscal year ended June 30, 2001.

(2)     Basic net earnings (loss) per common share is calculated by dividing net income (loss) applicable to common stock by the weighted average number of common shares outstanding during the period. The calculation of diluted earnings (loss) per common share is similar to that of basic earnings per common share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if all potentially dilutive common shares, principally those issuable upon the conversion of preferred stock and the exercise of stock options, were issued during the period and the numerator is adjusted to eliminate preferred and preference stock dividend requirements.

    The following table summarizes the calculation of basic and diluted earnings (loss) per common share for each period:

	Three months ended		Nine months ended
	Mar. 30, 2002	Mar. 31, 2001	Mar. 30, 2002	Mar. 31, 2001
Numerators: Net income (loss) (A) Deduct preferred dividend requirements	$ 52,000 3,000 -----------	$ (52,000) 3,000 -------------	$ 269,000 7,000 --------------	$ 147,000 7,000 ----------
Net income (loss) applicable to common stock (B)	$ 49,000 =========	$ (55,000) ==========	$ 262,000 =========	$ 140,000 ========

Denominators: Weighted average shares for basic net earnings (loss) per common share (C) Add effects of dilutive securities from assumed exercise of stock options and warrants	3,949,914 241,596 -------------	3,362,732 73,869 --------------	3,949,914 230,958 -------------	3,362,732 26,629 ------------
Weighted average shares for diluted net earnings (loss) per common share (D)	4,191,510 =========	3,436,601 =========	4,180,872 =========	3,389,361 ========
Basic net earnings (loss) per common share (B/C)	$ 0.01 =========	$ (0.02) =========	$ 0.07 =========	$ 0.04 ========
Diluted net earnings (loss) per common share (B/D)	$ 0.01 =========	$ (0.02) =========	$ 0.06 =========	$ 0.04 ========

(3)     The results of operations for the nine months ended March 30, 2002 are not necessarily indicative of the results to be expected for the full year.

(4)     The Company's fiscal year is from July 1 through June 30. The Company uses the 5-4-4 weeks per period method for each quarter; periods one (July) and twelve (June) may vary slightly in the actual number of days due to the beginning and end of each fiscal year.

(5)     The Company's primary source of liquidity is its $1,500,000 revolving line of credit facility under a loan agreement with Comerica Bank-California that expires on December 28, 2003. The loan is collateralized by all of the Company's assets including contract receivables. Comerica Bank-California advances funds to the Company of up to 80% of the Company's billed contract receivables which are less than 90 days old. Comerica Bank-California charges an interest rate of 0.750% over prime.

(6)     On May 4, 2001, a business combination between Testmasters, Inc. and SYS was completed, whereupon SYS exchanged 200,000 shares of its common stock for all of Testmasters, Inc. outstanding common stock. The transaction was accounted for as a pooling of interests. As a result, Testmasters, Inc. became a wholly-owned subsidiary of SYS. The accompanying condensed consolidated financial statements of the prior year have been restated to give effect to the combination. The following is a reconciliation of the amounts of revenues and net income previously reported for the nine months ended March 31, 2001 with restated amounts:

	Revenues	Net Income
As previously reported	$7,465,000 =========	$189,000 ========
Testmasters, Inc.	$ 947,000	$ (42,000)
SYS	7,465,000 -------------	189,000 ------------
As restated	$8,412,000 =========	$147,000 =========

(7)     The Company reports segment sales in the same format reviewed by the Company's Chief Operating Decision Maker ("CODM"). The CODM identifies the Company's segments based on the customer base. These segments offer services to different markets in accordance with their customer base. Accordingly, the Company's two business segments are centered on the operations associated with the SYS Government Services Division ("SYS") and the Testmasters Division ("Testmasters"). All of the Company's operations are conducted in the United States. The Company evaluates the performance of each segment based on income or loss before income taxes. The Company has no significant intersegment sales or transfers.

Net revenues, income (loss) before income taxes and other related segment information for the first nine months of fiscal years 2002 and 2001 follows:

	SYS	Testmasters	Total
2002
Net revenues	$11,370,000	$298,000	$11,668,000
Income (loss) before income taxes	541,000	(88,000)	453,000
Total assets	6,112,000	571,000	6,683,000
	SYS	Testmasters	Total
2001
Net revenues	$7,465,000	$947,000	$8,412,000
Income (loss) before income taxes	324,000	(42,000)	282,000
Total assets	2,627,000	370,000	2,997,000

(8)    Changes in Securities

    During the period from October through December, 2001, the Company issued 831,250 shares of its common stock (no par value) and $831,250 in three year convertible notes in exchange for cash. Subsequent to the end of the second quarter, the Company issued an additional 168,750 shares of its common stock (no par value) and $168,750 in three year convertible notes in exchange for cash. Each of the 26 purchasers were sophisticated persons and each had a pre-existing relationship with the Company or the Company's finder, Scripps Ventures. All of the shares were issued pursuant to Section 4(2) and 4(6) of the Securities Act of 1933 and Rule 506 of Regulation D thereunder. The shares were issued without an underwriter.

    On March 14, 2002, a Company employee exercised stock options of 3,500 shares of common stock. The exercise price was $0.71 per share.

    On March 25, 2002, a former director of the Company exercised stock options of 17,000 shares of common stock. The exercise prices were $0.75 per share for 12,000 shares and $0.68 per share for 5,000 shares.

    On April 12, 2002, the Company filed an 8-K announcing that the Company had purchased Shadow Research International ("Shadow") of Golden, Colorado through its wholly owned subsidiary on March 27, 2002. The Company purchased all of the outstanding capital stock of Shadow in exchange for the Company's issuance of three hundred thousand (300,000) shares of the Company's common stock.

(9)    Legal

    The Company and four employees were sued by Systems Integration & Research, Inc. ("SIR"), in the Circuit Court for Fairfax County, Virginia, on February 14, 2002. The crux of the complaint is that the Company and the named defendants conspired to divert a financial management and technical assistance contract that SIR was performing for the U.S. Navy, Naval Sea Systems Command. According to the complaint, the Company and the named defendants violated Virginia business conspiracy statutes, tortuously interfered with SIR's contract with the Navy, interfered with SIR's business expectancy for the successor contract, and stole and converted a database and computer program that SIR had compiled for the Navy. In addition, the complaint alleges that one of the Company's employee Defendants breached her fiduciary duty to SIR. The relief SIR is seeking is $15,000,000 in damages, plus $350,000 in punitive damages. Defendants filed a demurrer, arguing that this was really a complaint against the Navy's award of the successor contract to the Company, and that only a federal court had jurisdiction over a claim concerning the award of a U.S. Government contract. The defendants also have substantial defenses on the merits. Although the demurrer was denied, the issue has been preserved for appeal. The Company has hired counsel and will vigorously defend the lawsuit. While the Company believes it has no liability in this matter, there can be no assurance that the Plaintiff will not be successful in asserting that the Company is liable to them. The Company is not able to predict the outcome of this litigation and there can be no assurance that the Company will not incur substantial and protracted litigation costs.

(10)    Acquisition of Shadow Research International, Inc.

    On March 27, 2002, the Company acquired 100% of the outstanding common shares of Shadow Research International .  The results of Shadow's operations were not material, therefore they have not been included in the condensed consolidated statements of operations for the period ended March 30, 2002.  Shadow is a technology-based consulting services organization providing support for the Navy Logistics Productivity's (NLP) Research and Development program.  The Company expects to be able to expand this business and reduce costs through economies of scale.

    The aggregate purchase price was $300,000 in a stock for stock exchange.  The Company's 300,000 common shares were valued at $1.00 per share based on the $1.00 per share price of the common stock in the Company's private offering that closed in this third quarter.

    The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition as of March 27, 2002:

Cash	$165,000
Contract receivables, net	95,000
Other current assets	4,000
Furniture and equipment, net	45,000 ----------
Total assets acquired	309,000 ----------
Other current liabilities assumed	(9,000) ----------
Purchase price	$300,000 ========

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. This document may only be used where it is legal to sell the securities. The information in this document may only be accurate on the date of this document.
		2,500,000 OF COMMON STOCK SYS 9620 Chesapeake Drive, Suite 201 San Diego, California 92123 (858) 715-5500 _____________ PROSPECTUS _____________ May __, 2002
TABLE OF CONTENTS	Page
Prospectus Summary	1
Notice About Forward-Looking Statements	2
Risk Factors	3
Recent Financings	6
Use Of Proceeds	6
Market For Common Equity and Related Shareholder Matters	6
Dividend Policy	7
Business	7
Legal Proceedings	15
Management's Discussion and Analysis Of
Financial Condition and Results Of Operations	15
Management	20
Certain Relationships And Related Transactions	26
Security Ownership Of Certain Beneficial Owners and Management	27
Description of Securities	28
Indemnification For Securities Act Liabilities	29
Plan Of Distribution	30
Selling Shareholders	31
Legal matters	32
Experts	32
Available Information	32
Index To Financial Statements	32

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.   Indemnification of Directors and Officers.

    Section 204 of the California General Corporation Law permits a corporation to include in its Articles of Incorporation provisions eliminating or limiting the personal liability of directors for monetary damages in an action brought by or in the right of the corporation for breach of a director's fiduciary duties, subject to certain limitations. Section 317 of the California General Corporation Law requires a corporation to indemnify its directors and other agents to the extent they incur expenses in successfully defending lawsuits brought against them by reason of their status as directors or agents. Section 317 also permits a corporation to indemnify its directors and other agents to a greater extent than specifically required by law.

    Our Articles of Incorporation, as amended, eliminate the personal liability of directors of the Company for monetary damages to the fullest extent permissible under California law. Article VI of our Bylaws requires that the Company, to the maximum extent permitted by California law, indemnify each of its agents against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact such person is or was an agent of the Company. The term "agent" includes any person who (i) is or was a director, officer, employee or other agent of the Company, (ii) is or was serving at the request of the Company, as a director, officer, employee or agent of another business entity or (iii) was a director, officer, employee or agent of a corporation which was a predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation.

    The effect of these provisions in our Articles of Incorporation and Bylaws is to eliminate the rights of our Company and shareholders (through shareholder derivative suits on behalf of our Company) to recover monetary damages against a director except as limited by California law. These provisions do not limit or eliminate the rights of our Company or any shareholder to seek non-monetary relief. In any proceeding arising by reason of the fact a person is or was an agent of the Company, the agent will be indemnified if he or she acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. There can be no indemnification with respect to any matter as to which the agent is adjudged to be liable to the Company, unless and only to the extent that the court in which such proceeding was brought determines upon application that, in view of all of the circumstances of the case, the agent is fairly and reasonably entitled to indemnity for expenses as the court shall deem proper.

Item 25.   Other Expenses of Issuance and Distribution.

    The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense	Amount
SEC registration fee	$310
Accounting fees and expenses	$10,000*
Legal fees and expenses	$25,000*
Printing and related expenses	$15,000*
TOTAL	$50,310

* Estimated.

Page II-1

Item 26.   Recent Sales of Unregistered Securities.

    During the period of September through December 2001, the Company entered into subscription agreements with the selling shareholders in this Form SB-2 Registration Statement for the sale of an aggregate 30 units, each consisting of (i) 25,000 shares of Company common stock and (ii) a 10% unsecured convertible note, which is convertible into 25,000 shares of common stock, at $1.00 a share, and is payable on their respective expiration dates in 2004.  The net proceeds received by the Company to date are $2,500,000. The Company relied upon an exemption from registration pursuant to Regulation D, promulgated under the Securities Act.

    On September 14, 2001, the Company issued 84,229 shares of common stock to the Company's 401(k)/Employee Stock Ownership Plan. These shares were part of the Company's contribution to the employees for fiscal year 2001. The Company relied on Section 4(2) of the Securities Act, as a basis of exemption from registration.

    Over the past three years the Company has issued 172,887 stock options to six of its outside directors.  Some of these stock options vest immediately and other vest over three years.  The exercise prices ranging from $.625 per share to $1.40 per share.  The Company relied on Section 4(2) of the Securities Act, as a basis of exemption from registration.

    Over the past three years the Company has issued 195,000 stock options to four of its officers.  These stock options vest over three to four years at exercise prices ranging from $.71 per share to $1.25 per share.  On April 1, 1999, the Company issued 1,728 shares of common stock in connection with the conversion of 864 shares of Series B 9% Cumulative Convertible Callable Non-Voting Stock at $1.00 a share.  The Company relied on Section 4(2) of the Securities Act, as a basis of exemption from registration.

Item 27.   Exhibits.

    The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean SYS, a California corporation.
Exhibit No.	Description
2.1	Testmasters, Inc. Stock Purchase Agreement
3.1	Articles of Incorporation for SYS, as amended
3.2	Bylaws of SYS
4.1	Form of Subscription Agreement from the November 2001 Offering
4.2	Form of Convertible Note from the November 2001 Offering
5.1	Opinion of Luce, Forward, Hamilton & Scripps Regarding Legality and Consent
10.1	Employment Agreement with Linda Gagnon
10.2	GSA Contract No. GS-23F-9829H - Financial Management Services
10.3	GSA Contract No. GS-23F-0081L - Professional Engineering Services
10.4	GSA Contract No. GS-35F-5534H - Professional Information Technology Services
10.5	GSA Contract No. GS-35F-0155L - Testmasters, Inc.
21.1	List of all subsidiaries of SYS
23.1	Consent of Legal Counsel (see Exhibit 5.1)
23.2	Consent of Independent Auditors
24.1	Power of Attorney (see page II-5)

Page II-2

Item 28.   Undertakings.

The undersigned registrant hereby undertakes to:

    (1)     File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

            (i)     Include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii)     Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

            (iii)     Include any additional or changed material information on the plan of distribution.

    (2)     For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

    (3)     File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

    (4)     For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

    (5)     For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Page II-3

SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of San Diego, State of California, on May 22, 2002.

Date: May 22, 2002                                                                                     SYS

                                                                                                                      By: /s/ W. Gerald Newmin,
                                                                                                                             W. Gerald Newmin, Chief Executive Officer

POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints W. Gerald Newmin as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do them in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their or his substitute or substitutes, shall do or cause to be done by virtue hereof.

    In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.
Signature	Title	Date
/s/ W. Gerald Newmin W. Gerald Newmin	Chief Executive Officer and Director	May 22, 2002
/s/ Clifton L. Cooke, Jr. Clifton L. Cooke, Jr.	President, Chief Operating Officer and Director	May 22, 2002
/s/ Michael W. Fink Michael W. Fink	Chief Financial Officer & Secretary	May 22, 2002
/s/ John M. Burns John M. Burns	Director	May 22, 2002
/s/ David A. Derby David A. Derby	Director	May 22, 2002

Page II-4

/s/ Lawrence L. Kavanau, Ph.D. Lawrence L. Kavanau, Ph.D.	Director	May 22, 2002
/s/ Kameron W. Maxwell, Ph.D. Kameron W. Maxwell, Ph.D.	Director	May 22, 2002
/s/ Charles E. Vandeveer Charles E. Vandeveer	Director	May 22, 2002

Page II-5